        As filed with the Securities and Exchange Commission on January 26, 1996

                                                               File No. 811-7216



                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM N-1A


                                REGISTRATION STATEMENT
                                        UNDER
                          THE INVESTMENT COMPANY ACT OF 1940     X

                                   AMENDMENT NO. 3                       X


                           CALIFORNIA MUNICIPALS PORTFOLIO
                   (formerly called California Tax Free Portfolio)
                   -----------------------------------------------
                  (Exact Name of Registrant as Specified in Charter)



                                  24 Federal Street
                             Boston, Massachusetts 02110
                             ---------------------------
                       (Address of Principal Executive Offices)


          Registrant's Telephone Number, including Area Code: (617) 482-8260
                                                              --------------


                                 H. Day Brigham, Jr.
                    24 Federal Street, Boston, Massachusetts 02110
                    ----------------------------------------------
                       (Name and Address of Agent for Service)

                                  EXPLANATORY NOTE

              This Registration Statement, as amended, has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by investment companies, common or commingled trust funds, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

                                       PART A

              Responses to Items 1 through 3 and 5A have been omitted pursuant to Paragraph 4 of Instruction F of the General Instructions to Form N-1A.

     Item 4.  General Description of Registrant

              California Municipals Portfolio (the "Portfolio") is a non-diversified, open-end management investment company which was organized as a trust under the laws of the State of New York on May 1, 1992. Interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may be made only by U.S. and foreign investment companies, common or commingled trust funds, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.


              The Portfolio's investment objective is to provide current income exempt from regular federal income tax and California State personal income taxes. The Portfolio seeks to achieve its objective by investing primarily in municipal obligations (as described below) that are rated at least investment grade by a major rating agency or, if unrated, are determined to be of at least investment grade quality by the Portfolio's investment adviser.


              Additional  information  about  the  investment  policies  of  the
     Portfolio appears in Part B. The Portfolio is not intended to be a complete investment program, and a prospective investor should take into account its objectives and other investments when considering the purchase of an interest in the Portfolio. The Portfolio cannot assure achievement of its investment objective.

     How the Portfolio Invests its Assets

              The Portfolio seeks to achieve its investment objective by investing at least 80% of its net assets during periods of normal market conditions in municipal obligations the interest on which is exempt from regular federal income tax and California State personal income taxes. The foregoing policy is a fundamental policy of the Portfolio and may not be changed unless authorized by a vote of the investors in the Portfolio.


              At least 75% of the Portfolio's net assets will normally be invested in obligations rated at least investment grade at the time of investment (which are those rated Baa or higher by Moody's Investors Service, Inc. ("Moody's") or BBB or higher by either Standard & Poor's ("S&P") or Fitch Investors Service, Inc. ("Fitch")) or, if unrated,

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     determined by  the Portfolio's  investment adviser,  Boston Management  and
     Research (the "Investment Adviser" or "BMR"), to be of at least investment grade quality. The Portfolio may invest less than 25% of its net assets in municipal obligations rated below investment grade (but not lower than B by Moody's, S&P or Fitch) and unrated municipal obligations considered
     to  be  of  comparable  quality  by  the  Investment  Adviser.    Municipal
     obligations rated Baa or BBB  may have speculative characteristics.   Also,
     changes in economic conditions or other circumstances are more likely to lead to a weakened capacity to make principal and interest payments than in the case of higher rated obligations. Securities rated below BBB or
     Baa  are commonly  known as  "junk bonds."    The Portfolio  may retain  an
     obligation  whose  rating drops  below  B  after  its  acquisition if  such
     retention  is  considered  desirable  by  the  Investment   Adviser.    See
     "Additional  Risk  Considerations."     For  a  description   of  municipal
     obligation ratings, see the Appendix to Part B.


              Municipal Obligations. Municipal obligations include bonds, notes and commercial paper issued by a municipality for a wide variety of both public and private purposes, the interest on which is, in the opinion of bond counsel, exempt from regular federal income tax. Public purpose municipal bonds include general obligation bonds and revenue bonds. General obligation bonds are backed by the taxing power of the issuing municipality. Revenue bonds are backed by the revenues of a project or facility. Municipal notes include bond anticipation notes, tax anticipation notes and revenue anticipation notes, which are short-term obligations that will be retired with the proceeds of an anticipated bond issue, tax revenue or facility revenue, respectively. Under normal market conditions, the Portfolio will invest at least 65% of its total assets in
     obligations  issued   by  the   State  of   California  or  its   political
     subdivisions.


              As at September 30, 1995, the Portfolio had invested 18% of its net assets in obligations the interest on which is a tax preference item for purposes of the federal alternative minimum tax. At September 30, 1995, the Portfolio limited its investment in such obligations to not more than 20% of its net assets. The Portfolio is no longer subject to such limitation. Distributions to corporate investors of certain interest income may be subject to the federal alternative minimum tax. The Portfolio may not be suitable for investors subject to the federal alternative minimum tax.


              Concentration  in  California  Issuers      Risks.    Because  the
     Portfolio will normally invest at least 65% of its total assets in obligations of California issuers, it is more susceptible to factors adversely affecting such issuers than mutual funds that do not concentrate in the obligations of issuers located in a single State. Municipal obligations of issuers located in a single State may be adversely effected by economic developments and by legislation and other governmental activities in that State. To the extent that the Portfolio's assets are

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     concentrated in municipal obligations of California  issuers, the Portfolio may be subject to an increased risk of loss.


              California experienced severe economic and fiscal stress over the 1991-1995 period. Between 1990 and 1993, California lost 3% of its total employment base and nearly 16% of higher paying manufacturing jobs. This was during a period when population increased 6%. The unemployment rate in California was 9.1% in 1992 and 9.2% in 1993, well above the U.S. rates of 7.4% and 6.8% for the same periods, respectively. Unemployment was 8.8% in November 1995, compared to 7.7% in November 1994.


              The weak economy seriously undermined the government's ability to accurately estimate tax revenues and increased social service expenditures for recession-related welfare case loads. In addition, the continued influx of illegal immigrants strained the State's welfare and health care systems. The result of these various problems was a $2 billion accumulated budget deficit and a heavy reliance on short-term borrowing for day-to-day operations. Short-term borrowing increased from 7.8% of general fund receipts in 1990 to 12.4% in 1992 to an estimated 16% in 1995. In July 1994, the State issued $7 billion in short-term debt, an unprecedented amount for a state.


              The $2 billion budget deficit built up during the 1991 and 1992 fiscal years was not adequately addressed during the 1993 or 1994 fiscal years, despite a Deficit Retirement and Reduction Plan put in place in June 1993. The budget for fiscal year 1995 (which commenced on July 1,
     1994) includes general fund expenditures of $40.9 billion, a 4.2% increase over 1993-94, and general fund revenues of $41.9 billion, a 5.2% increase. Growth in the State's employment base and attendant revenue growth led to a current year surplus for fiscal year 1995. If fiscal year 1996 ends near budgeted levels, the accumulated budget deficit will be eliminated.


              On January 17, 1994, a major earthquake struck the Los Angeles area causing significant property damage. Preliminary estimates of total property damage approximate $15 billion. The federal government has approved $9.5 billion for earthquake relief. The Governor has estimated that the State will have to pay approximately $1.9 billion for relief not otherwise covered by the federal aid. The Governor had proposed to cover $1.05 billion of relief costs from a general obligation bond issue, but that proposal was rejected by California voters in June 1994. The Governor subsequently announced that funds earmarked for other projects would be used for earthquake relief.


              On December 7, 1994, Orange County, California (the "County"), together with its pooled investment fund (the "Fund") filed for protection under Chapter 9 of the Federal Bankruptcy Code, after reports that the Fund had suffered significant market losses in its investments caused a

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     liquidity  crisis for the Fund and the County.   More than 180 other public
     entities, most but not all located in the County, were also depositors in the Fund. As of December 13, 1994, the County estimated the Fund's loss at  about $2  billion,  or  27% of  its  initial  deposits of  around  $7.4
     billion.   These losses  could increase as the  County sells investments to
     restructure the Fund,  or if  interest rates rise.   Many  of the  entities
     which kept moneys in the Fund, including the County, are facing cash flow difficulties because of the bankruptcy filing and may be required to
     reduce  programs  or capital  projects.    The  County and  some  of  these
     entities have, and others may in the future, default in payment of their obligations. Moody's and S&P have suspended, reduced to below investment-grade levels, or placed on "Credit Watch" various securities of the County
     and the  entities participating  in the  Fund.   As of  December 1994,  the
     Portfolio did not hold any direct obligations of the County. However, the Portfolio did hold bonds of some of the governmental units that had money invested with the County; the impact of the loss of access to these funds, the loss of expected investment earnings and the potential loss of some of
     the  principal  invested is  not  known at  this point.    There can  be no
     assurances that these holdings will maintain their current ratings and/or liquidity in the market.


              In early June 1995, the County filed a proposal with the bankruptcy court that would require holders of the County's short-term notes to wait one-year before being repaid. The existence of this proposal and its adoption could disrupt the market for short-term debt in California and possibly drive up the State's borrowing costs. On June 27, 1995, the voters in Orange County rejected a proposed one half cent increase in the sales tax, the revenues from which would have been used to help the County emerge from bankruptcy. The failure of this measure increases the likelihood that the County will default on some of their obligations and, more broadly, could have a negative impact on the perceived credit quality of municipal obligations throughout California. Although the State of California has no obligation with respect to any obligations or securities of the County or any of the other participating entities, under existing legal precedents, the State may be obligated to ensure that school districts have sufficient funds to operate. Longer term, this financial crisis could have an adverse impact on the economic recovery that has only recently taken hold in Southern California.

              California voters have approved a series of amendments to the California State constitution which have imposed certain limits on the taxing and spending powers of the State and local governments. While the State legislature has, in the past, enacted legislation designed to assist California issuers in meeting their debt service obligations, other laws limiting the State's authority to provide financial assistance to localities have also been enacted. Because of the uncertain impact of such constitutional amendments and statutes, the possible inconsistencies in their respective terms and the impossibility of predicting the level of future appropriations and applicability of related statutes to such questions, it is not currently possible to assess the impact of such legislation and policies on the ability of California issuers to pay

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     interest or repay principal on their obligations.

              As  a  result of  the  significant  economic  and fiscal  problems described above, the State's debt has been downgraded by all three rating agencies from Aa to A1 by Moody's, from A+ to A by S&P, and from AA to A by Fitch. The bond ratings provided are current as of the date hereof and are based on economic conditions that may not continue; moreover, there can be no assurance that particular bond issues may not be adversely affected by changes in economic, political or other conditions. The State's political subdivisions may have different ratings that are unrelated to the ratings assigned to State obligations.


              Subject to the investment policies set forth above, the Portfolio may invest in obligations of the governments of Puerto Rico, the U.S. Virgin Islands and Guam. The Portfolio may invest up to 5% of its net assets in obligations issued by the governments of each of the U.S. Virgin Islands and Guam, and may invest up to 35% of its net assets in obligations issued by the government of Puerto Rico. The economy of Puerto Rico is dominated by the manufacturing and service sectors. Although the economy of Puerto Rico expanded significantly from fiscal 1984 through fiscal 1990, the rate of this expansion slowed during fiscal years 1991, 1992 and 1993. Growth in fiscal 1994 will depend on several factors, including the state of the U.S. economy and the relative stability in the price of oil, the exchange rate of the U.S. dollar and the cost of borrowing. Although the Puerto Rico unemployment rate has declined substantially since 1985, the seasonally adjusted unemployment rate for June 1995 was approximately 13.9%. The North American Free Trade Agreement ("NAFTA"), which became effective January 1, 1994, could lead to the loss of Puerto Rico's lower salaried or labor intensive jobs to Mexico. The federal budget proposals currently being considered by the U.S. Congress include the elimination of Section 936, a federal tax credit program credited with encouraging economic development in Puerto Rico. The fate of Section 936 cannot be determined at this time. There can be no assurance that the elimination of the credit available under Section 936 will not have a negative impact on Puerto Rico's economy and the credit quality (and value) of Puerto Rican bonds.


              S&P rates Puerto Rico general obligation debt A, while Moody's rates it Baa1; these ratings have been in place since 1956 and 1976, respectively. S&P assigned a stable outlook on Puerto Rico on April 26, 1994.


              In addition, the Portfolio may invest 25% or more of its total assets in municipal obligations of the same type, including, without limitation, the following: lease rental obligations of State and local authorities; obligations of State and local housing finance authorities, municipal utilities systems or public housing authorities; obligations of hospitals or life care facilities; or industrial development or pollution control bonds issued for electric utility systems, steel companies, paper

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     companies  or other purposes.  This may make the Portfolio more susceptible to  adverse economic,  political,  or  regulatory occurrences  affecting  a
     particular category  of issuer.   For example, health care-related  issuers
     are susceptible to medicaid reimbursement policies, and  national and State
     health care legislation.   As  the Portfolio's concentration  increases, so
     does the potential for fluctuation in the value of its interests.


              Non-Diversified Status. The Portfolio's classification under the Internal Revenue Code of 1986, as amended (the "Code") as a "non-diversified" investment company allows it to invest, with respect to 50% of its total assets, more than 5% (but not more than 25%) of its total assets in the securities of any issuer. The Portfolio is likely to invest a greater percentage of its assets in the securities of a single issuer than would a diversified fund. Therefore, the Portfolio is more susceptible to any single adverse economic or political occurrence or development affecting issuers of municipal obligations.


     Other Investment Practices


              The Portfolio may engage in the following investment practices, some of which may be considered to involve "derivative" instruments because they derive their value from another instrument, security or index. In addition, the Portfolio may temporarily borrow up to 5% of the value of its total assets to satisfy redemption requests or settle securities transactions.


              When-Issued Securities. The Portfolio may purchase securities on a "when-issued" basis, which means that payment and delivery occur on a future settlement date. The price and yield of such securities are generally fixed on the date of commitment to purchase. However, the market value of the securities may fluctuate prior to delivery and upon delivery the securities may be worth more or less than the Portfolio agreed to pay for them. The Portfolio may also purchase instruments that give it the option to purchase a municipal obligation when and if issued.


              Inverse Floaters. The Portfolio may invest in municipal securities whose interest rates bear an inverse relationship to the interest rate on another security or the value of an index ("inverse floaters"). An investment in inverse floaters may involve greater risk than an investment in a fixed rate bond. Because changes in the interest rate on the other security or index inversely affect the residual interest paid on the inverse floater, the value of an inverse floater is generally more volatile than that of a fixed rate bond. Inverse floaters have interest rate adjustment formulas that generally reduce or, in the extreme, eliminate the interest paid to the Portfolio when short-term interest rates rise, and increase the interest paid to the Portfolio when short-term interest rates fall. Inverse floaters have varying degrees of

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     liquidity,  and the  market  for these  securities  is thin  and relatively volatile. These securities tend to underperform the market for fixed rate bonds in a rising interest rate environment, but tend to outperform the market for fixed rate bonds when interest rates decline. Shifts in long-term interest rates may, however, alter this tendency. Although volatile, inverse floaters typically offer the potential for yields exceeding the yields available on  fixed rate bonds  with comparable  credit quality  and
     maturity.   These securities  usually permit  the investor  to convert  the floating rate to a fixed rate (normally adjusted downward), and this optional conversion feature may provide a partial hedge against rising rates if exercised at an opportune time. Inverse floaters are leveraged because they provide two or more dollars of bond market exposure for every
     dollar invested.   As a matter of operating policy, the Portfolio currently
     may invest up to 7.5% of its net assets in inverse floaters.


              Futures Transactions. The Portfolio may purchase and sell various kinds of financial futures contracts and options thereon to hedge against changes in interest rates. Futures contracts may be based on various debt securities (such as U.S. Government securities), securities indices (such as the Municipal Bond Index traded on the Chicago Board of Trade) and other financial instruments and indices. Such transactions involve a risk of loss or depreciation due to unanticipated adverse changes in securities prices, which may exceed the Portfolio's initial investment in these contracts. The Portfolio may not purchase or sell futures contracts or related options, except for closing purchase or sale transactions, if immediately thereafter the sum of the amount of margin deposits and premiums paid on the Portfolio's outstanding positions would exceed 5% of the market value of the Portfolio's net assets. These transactions involve transaction costs. There can be no assurance that the Investment Adviser's use of futures will be advantageous to the Portfolio.

              Insured Obligations. The Portfolio may purchase municipal bonds that are additionally secured by insurance, bank credit agreements, or escrow accounts. The credit quality of companies that provide such credit enhancements will affect the value of those securities. Although the insurance feature reduces certain financial risks, the premiums for insurance and the higher market price paid for insured obligations may reduce current yield. Insurance generally will be obtained from insurers with a claims-paying ability rated Aaa by Moody's or AAA by S&P or Fitch. The insurance does not guarantee the market value of the insured obligations or the net asset value of the Portfolio's interests.

     Additional Risk Considerations


              Many municipal obligations offering current income are in the lowest investment grade category (Baa or BBB), lower categories or may be unrated. As indicated above, the Portfolio may invest in municipal obligations rated below investment grade (but not lower than B by Moody's, S&P or Fitch) and comparable unrated obligations. The lowest investment

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     grade, lower rated and  comparable unrated  municipal obligations in  which the Portfolio may invest will  have speculative characteristics in  varying
     degrees.   While  such  obligations may  have  some quality  and protective characteristics, these characteristics can be expected to be offset or outweighed by uncertainties or major risk exposures to adverse conditions. Lower rated and comparable unrated municipal obligations are subject to the risk of an issuer's inability to meet principal and interest payments on the obligations (credit risk) and may also be subject to greater price volatility due to such factors as interest rate sensitivity, market perception  of  the  creditworthiness  of  the  issuer  and general  market
     liquidity (market risk).   Lower rated or unrated municipal obligations are
     also more likely to react to real or perceived developments affecting market and credit risk than are more highly rated obligations, which react
     primarily  to  movements  in the  general  level of  interest  rates.   The
     Investment Adviser seeks to minimize the risks of investing in below investment grade securities through professional investment analysis and
     attention  to   current  developments  in   interest  rates  and   economic
     conditions.   When  the  Portfolio  invests  in  lower  rated  and  unrated municipal obligations, the achievement of the Portfolio's goals is more dependent on the Investment Adviser's ability than would be the case if the Portfolio were investing in municipal obligations in the higher rating categories.


              The Portfolio may retain defaulted obligations in its portfolio when such retention is considered desirable by the Investment Adviser. In the case of a defaulted obligation, the Portfolio may incur additional expense seeking recovery of its investment. Municipal obligations held by the Portfolio that are rated below investment grade, but that, subsequent to the assignment of such rating, are backed by escrow accounts containing U.S. Government obligations, may be determined by the Investment Adviser to be of investment grade quality for purposes of the Portfolio's investment policies. The Portfolio may retain in its portfolio an obligation whose rating drops below B after its acquisition, if such retention is considered desirable by the Investment Adviser; provided, however, that holdings of obligations rated below Baa or BBB will not exceed 35% of net assets. In the event the rating of an obligation held by the Portfolio is downgraded, causing the Portfolio to exceed this limitation, the Investment Adviser will (in an orderly fashion within a reasonable period of time) dispose of such obligations as it deems necessary in order to comply with the Portfolio's credit quality limitations.


              The net asset value of the Portfolio's interests will change in response to fluctuations in prevailing interest rates and changes in the value of the securities held by the Portfolio. When interest rates decline, the value of securities held by the Portfolio can be expected to rise. Conversely, when interest rates rise, the value of most portfolio security holdings can be expected to decline. Changes in the credit quality of the issuers of municipal obligations held by the Portfolio will affect the principal value of (and possibly the income earned on) such obligations. In addition, the values of such securities are affected by changes in general economic conditions and business conditions affecting the specific industries of their issuers. Changes by recognized rating services in their ratings of a security and in the ability of the issuer to make payments of principal and interest may also affect the value of the Portfolio's investments. The amount of information about the financial condition of an issuer of municipal obligations may not be as extensive as that made available by corporations whose securities are publicly traded. An investment in the Portfolio will not constitute a complete investment program.


              At times, a substantial portion of the Portfolio's assets may be invested in securities as to which the Portfolio, by itself or together with other accounts managed by the Investment Adviser and its affiliates, holds a major portion or all of such securities. Under adverse market or economic conditions or in the event of adverse changes in the financial condition of the issuer, the Portfolio could find it more difficult to sell such securities when the Investment Adviser believes it advisable to do so or may be able to sell such securities only at prices lower than if such securities were more widely held. Under such circumstances, it may also be more difficult to determine the fair value of such securities for purposes of computing the Portfolio's net asset value.


              The secondary market for some municipal obligations (including issues that are privately placed with the Portfolio) is less liquid than that for taxable debt obligations or other more widely traded municipal obligations. The Portfolio will not invest in illiquid securities if more than 15% of its net assets would be invested in securities that are not readily marketable. No established resale market exists for certain of the municipal obligations in which the Portfolio may invest. The market for obligations rated below investment grade is also likely to be less liquid than the market for higher rated obligations. As a result, the Portfolio may be unable to dispose of these municipal obligations at times when it would otherwise wish to do so at the prices at which they are valued.


              Certain securities held by the Portfolio may permit the issuer at its option to "call", or redeem, its securities. If an issuer redeems securities held by the Portfolio during a time of declining interest rates, the Portfolio may not be able to reinvest the proceeds in securities providing the same investment return as the securities redeemed.


              Some of the securities in which the Portfolio invests may include so-called "zero-coupon" bonds, whose values are subject to greater fluctuation in response to changes in market interest rates than bonds that pay interest currently. Zero-coupon bonds are issued at a significant discount from face value and pay interest only at maturity rather than at intervals during the life of the security. The Portfolio is required to accrue and distribute income from zero-coupon bonds on a current basis, even though it does not receive that income currently in cash. Thus, the Portfolio may have to sell other investments to obtain cash needed to make income distributions.


              The Portfolio may invest in municipal leases, and participations in municipal leases. The obligation of the issuer to meet its obligations under such leases is often subject to the appropriation by the appropriate legislative body, on an annual or other basis, of funds for the payment of the obligations. Investments in municipal leases are thus subject to the risk that the legislative body will not make the necessary appropriation and the issuer will not otherwise be willing or able to meet its obligation.


              The Portfolio has adopted certain fundamental investment restrictions that are enumerated in detail in Part B and that may not be changed unless authorized by an investor vote. Except for such enumerated restrictions and as otherwise indicated in this Part A, the investment objective and policies of the Portfolio are not fundamental policies and accordingly may be changed by the Trustees of the Portfolio without obtaining the approval of the investors in the Portfolio. If any changes were made in the Portfolio's investment objective, the Portfolio might have an investment objective different from the objective that an investor considered appropriate at the time the investor became an interest holder in the Portfolio.

     Item 5.  Management of the Portfolio

              The  Portfolio is organized as a trust under the laws of the State
     of New York.   The Portfolio intends to  comply with all applicable federal and state securities laws.

              Investment Adviser. The Portfolio engages BMR, a wholly-owned subsidiary of Eaton Vance Management ("Eaton Vance"), as its investment adviser. Eaton Vance, its affiliates and its predecessor companies have been managing assets of individuals and institutions since 1924 and managing investment companies since 1931.

              Acting under the general supervision of the Board of Trustees, BMR manages the Portfolio's investments and affairs and furnishes for the use of the Portfolio office space and all necessary office facilities, equipment and personnel for servicing the investments of the Portfolio. Under its investment advisory agreement with the Portfolio, BMR receives a monthly advisory fee equal to the aggregate of:

              (a) a daily asset-based fee computed by applying the annual asset rate applicable to that portion of the total daily net assets in each Category as indicated below, plus

              (b) a daily income-based fee computed by applying the daily income rate applicable to that portion of the total daily gross income (which portion shall bear the same relationship to the total daily gross income on such day as that portion of the total daily net assets in the same Category bears to the total daily net assets on such day) in each Category as indicated below:

                                                                 Annual  Daily
                                                                 Asset   Income
     Category         Daily Net Assets                           Rate    Rate

     1                Up to $500 million                         0.300%  3.00%
     2                $500 million but less than $1 billion      0.275%  2.75%
     3                $1 billion but less than $1.5 billion      0.250%  2.50%
     4                $1.5 billion but less than $2 billion      0.225%  2.25%
     5                $2 billion but less than $3 billion        0.200%  2.00%
     6                $3 billion and over                        0.175%  1.75%


              As at September 30, 1995, the Portfolio had net assets of $410,670,138. For the fiscal year ended September 30, 1995, the Portfolio paid BMR advisory fees equivalent to 0.50% of the Portfolio's average daily net assets for such year.


              The Portfolio is responsible for the payment of all costs and expenses not expressly stated to be payable by BMR under the investment advisory agreement.

              Robert B. MacIntosh has acted as the portfolio manager since the Portfolio commenced operations. He has been a Vice President of Eaton Vance since 1991 and of BMR since 1992. Prior to joining Eaton Vance, he was a Portfolio Manager at Fidelity Management & Research Company (1986-
     1991).

              Effective February 1, 1996, Cynthia J. Clemson will serve as the portfolio manager of the Portfolio. She has been a Vice President of Eaton Vance and of BMR since 1993 and an employee of Eaton Vance since 1985.


              Municipal obligations are normally traded on a net basis (without commission) through broker-dealers and banks acting for their own account. Such firms attempt to profit from such transactions by buying at the bid price and selling at the higher asked price of the market, and the difference is customarily referred to as the spread. In selecting firms that will execute portfolio transactions, BMR judges their professional ability and quality of service and uses its best efforts to obtain execution at prices that are advantageous to the Portfolio and at reasonably competitive spreads. Subject to the foregoing, BMR may consider sales of shares of other investment companies sponsored by BMR or

     Eaton Vance as a factor in the selection of firms to execute portfolio transactions.


              BMR or Eaton Vance acts as investment adviser to investment companies and various individual and institutional clients with assets under management of approximately $16 billion. Eaton Vance is a wholly-owned subsidiary of Eaton Vance Corp., a publicly held holding company. Eaton Vance Corp., through its subsidiaries and affiliates, engages in investment management and marketing activities, fiduciary services, oil and gas operations, real estate investment, consulting and management, and development of precious metals properties.

     Item 6.  Capital Stock and Other Securities

              The Portfolio is organized as a trust under the laws of the State of New York and intends to be treated as a partnership for federal tax purposes. Under the Declaration of Trust, the Trustees are authorized to issue interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the Portfolio will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance exists and the Portfolio itself is unable to meet its obligations.


              The  Declaration  of  Trust   provides  that  the  Portfolio  will
     terminate 120 days after the complete withdrawal of any investor in the Portfolio unless either the remaining investors, by unanimous vote at a meeting of such investors, or a majority of the Trustees of the Portfolio, by written instrument consented to by all investors, agree to continue the business of the Portfolio. This provision is consistent with the treatment of the Portfolio as a partnership for federal income tax purposes.

              Investments  in the  Portfolio  have no  preemptive  or conversion rights and are fully paid and nonassessable by the Portfolio, except as set forth above. The Portfolio is not required and has no current intention to hold annual meetings of investors, but the Portfolio may hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies or restrictions will be submitted to investors for approval. The investment objective and all nonfundamental investment policies of the Portfolio may be changed by the Trustees of the Portfolio without obtaining the approval of the investors in the Portfolio. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified number of investors) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Any Trustee may be removed by the
     affirmative  vote  of   holders  of  two-thirds  of  the  interest  in  the
     Portfolio.

              Information regarding pooled investment entities or funds that invest in the Portfolio may be obtained by contacting Eaton Vance Distributors, Inc., 24 Federal Street, Boston, MA 02110, (617) 482-8260. Smaller investors in the Portfolio may be adversely affected by the actions of a larger investor in the Portfolio. For example, if a large investor withdraws from the Portfolio, the remaining investors may experience higher pro rata operating expenses, thereby producing lower returns. Additionally, the Portfolio may hold fewer securities, resulting in increased portfolio risk, and experience decreasing economies of scale. However, this possibility exists as well for historically structured funds that have large or institutional investors.


              As of January 15, 1996, EV Marathon California Municipals Fund controlled the Portfolio by virtue of owning approximately 98.5% of the outstanding voting securities of the Portfolio.


              The net asset value of the Portfolio is determined each day on which the New York Stock Exchange (the "Exchange") is open for trading ("Portfolio Business Day"). This determination is made each Portfolio Business Day as of the close of regular trading on the Exchange (currently 4:00 p.m., New York time) (the "Portfolio Valuation Time").


              Each  investor  in  the  Portfolio  may  add  to  or  reduce   its
     investment  in the  Portfolio on  each  Portfolio Business  Day  as of  the
     Portfolio Valuation Time. The value of each investor's interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, determined on the prior Portfolio Business Day, which represents that investor's share of the aggregate interest in the Portfolio on such prior day. Any additions or withdrawals for the current Portfolio Business Day will then be recorded. Each investor's percentage of the aggregate interest in the Portfolio will then be recomputed as a percentage equal to a fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio on the current Portfolio Business Day and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investment in the Portfolio on the current Portfolio Business Day by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio for the current Portfolio Business Day.

              The Portfolio will allocate at least annually among its investors each investor's distributive share of the Portfolio's net taxable (if any) and tax-exempt investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit. The Portfolio's net investment income consists of all income accrued on the Portfolio's assets, less all actual and accrued expenses of the Portfolio, determined in accordance with generally accepted accounting principles.


              Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any federal income tax. (See Part B,
     Item 20.) However, each investor in the Portfolio will take into account its allocable share of the Portfolio's ordinary income and capital gain in determining its federal income tax liability. The determination of each such share will be made in accordance with the governing instruments of the Portfolio, which are intended to comply with the requirements of the Code and the regulations promulgated thereunder.


              It is intended that the Portfolio's assets and income will be managed in such a way that an investor in the Portfolio that seeks to qualify as a regulated investment company ("RIC") under the Code will be able to satisfy the requirements for such qualification.

     Item 7.  Purchase of Interests in the Portfolio

              Interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. See "General Description of Registrant" above.

              An investment in the Portfolio will be made without a sales load. All investments received by the Portfolio will be effected as of the next Portfolio Valuation Time. The net asset value of the Portfolio is determined at the Portfolio Valuation Time on each Portfolio Business Day. The Portfolio will be closed for business and will not determine its net asset value on the following business holidays: New Year's Day, Presidents' Day, Good Friday (a New York Stock Exchange holiday), Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The Portfolio's net asset value is computed in accordance with procedures established by the Portfolio's Trustees.


              The Portfolio's net asset value is determined by Investors Bank & Trust Company (as custodian and agent for the Portfolio) based on market or fair value in the manner authorized by the Trustees of the Portfolio. The net asset value is computed by subtracting the liabilities of the Portfolio from the value of its total assets. Inasmuch as the market for municipal obligations is a dealer market with no central trading location or continuous quotation system, it is not feasible to obtain last transaction prices for most municipal obligations held by the Portfolio, and such obligations, including those purchased on a when-issued basis, will normally be valued on the basis of valuations furnished by a pricing service. The pricing service uses information with respect to transactions in bonds, quotations from bond dealers, market transactions in comparable securities, various relationships between securities, and yield to maturity in determining value. Taxable obligations for which price quotations are readily available normally will be valued at the mean between the latest available bid and asked prices. Open futures positions on debt securities are valued at the most recent settlement prices unless such price does not reflect the fair value of the contract, in which case the positions will be valued by or at the direction of the Trustees of the Portfolio. Other assets are valued at fair value using methods determined in good faith by or at the direction of the Trustees. For further information regarding the valuation of the Portfolio's assets, see Part B.

              There is  no  minimum  initial  or subsequent  investment  in  the
     Portfolio.     The  Portfolio  reserves   the  right  to  cease   accepting
     investments at any time or to reject any investment order.

              The placement agent for the Portfolio is Eaton Vance Distributors, Inc. ("EVD"). The principal business address of EVD is 24 Federal Street, Boston, Massachusetts 02110. EVD receives no compensation for serving as the placement agent for the Portfolio.

     Item 8.  Redemption or Decrease of Interest

              An investor in the Portfolio may withdraw all of (redeem) or any portion of (decrease) its interest in the Portfolio if a withdrawal request in proper form is furnished by the investor to the Portfolio. All withdrawals will be effected as of the next Portfolio Valuation Time. The proceeds of a withdrawal will be paid by the Portfolio normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. The Portfolio reserves the right to pay the proceeds of a withdrawal (whether a redemption or decrease) by a distribution in kind of portfolio securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the interest (whether complete or partial) being withdrawn. If an investor received a distribution in kind upon such withdrawal, the investor could incur brokerage and other charges in converting the securities to cash. The Portfolio has filed with the Securities and Exchange Commission (the "Commission") a notification of election on Form N-18F-1 committing to pay in cash all requests for withdrawals by any investor, limited in amount with respect to such investor during any 90 day period to the lesser of (a) $250,000 or (b) 1% of the net asset value of the Portfolio at the beginning of such period.

              Investments in the Portfolio may not be transferred.

              The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted or, to the extent otherwise permitted by the Investment Company Act of 1940, as amended (the "1940 Act"), if an emergency exists, or during any other period permitted by order of the Commission for the protection of investors.

     Item 9.  Pending Legal Proceedings

     Not applicable.

                                       PART B

     Item 10.  Cover Page

     Not applicable.

     Item 11.  Table of Contents
                                                                  Page
     General Information and History   . . . . . . . . . . . . .  B-1
     Investment Objectives and Policies  . . . . . . . . . . . .  B-1
     Management of the Portfolio   . . . . . . . . . . . . . . .  B-21
     Control Persons and Principal Holder of Securities  . . . .  B-25
     Investment Advisory and Other Services  . . . . . . . . . .  B-25
     Brokerage Allocation and Other Practices  . . . . . . . . .  B-28
     Capital Stock and Other Securities  . . . . . . . . . . . .  B-30
     Purchase, Redemption and Pricing of Securities  . . . . . .  B-33
     Tax Status  . . . . . . . . . . . . . . . . . . . . . . . .  B-33
     Underwriters  . . . . . . . . . . . . . . . . . . . . . . .  B-37
     Calculation of Performance Data . . . . . . . . . . . . . .  B-37
     Financial Statements  . . . . . . . . . . . . . . . . . . .  B-37
     Appendix  . . . . . . . . . . . . . . . . . . . . . . . . .  a-1

     Item 12.  General Information and History

              Effective December 8, 1995, the Portfolio's name was changed from "California Tax Free Portfolio" to "California Municipals Portfolio."

     Item 13.  Investment Objectives and Policies

              Part A contains additional information about the investment objective and policies of the California Municipals Portfolio (the "Portfolio"). This Part B should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A.


     Municipal Obligations


              Municipal  obligations  are issued  to  obtain  funds  for various public and private purposes. Such obligations include bonds, as well as tax-exempt commercial paper, project notes, and municipal notes such as tax, revenue and bond anticipation notes of short maturity, generally less than three years. In general, there are three categories of municipal obligations the interest on which is exempt from federal income tax and is not a tax preference item for purposes of the federal alternative minimum tax: (i) certain "public purpose" obligations (whenever issued), which include obligations issued directly by state and local governments or their agencies to fulfill essential governmental functions; (ii) certain obligations issued before August 8, 1986 for the benefit of non-
     governmental persons or entities; and (iii) certain "private activity bonds" issued after August 7, 1986, which include "qualified Section

     501(c)(3) bonds" or refundings of certain obligations included in the second category. In assessing the federal income tax treatment of interest on any municipal obligation, the Portfolio will generally rely on an opinion of the issuer's counsel (when available) and will not undertake any independent verification of the basis for the opinion. The two principal classifications of municipal bonds are "general obligation" bonds and "revenue" bonds.


              Interest on certain "private activity bonds" issued after August 7, 1986 is exempt from regular federal income tax, but such interest is treated as a tax preference item that could subject the recipient to or increase the recipient's liability for the federal alternative minimum tax. It should be noted that, for a corporate holder (other than a regulated investment company) of an interest in the Portfolio, interest on all municipal obligations (whenever issued) is included in "adjusted current earnings" for purposes of the federal alternative minimum tax as applied to corporations (to the extent not already included in alternative minimum taxable income as income attributable to private activity bonds).


              Market discount on long-term tax-exempt municipal obligations (i.e., obligations with a term of more than one year) purchased in the secondary market after April 30, 1993 is taxable as ordinary income. A long-term debt obligation is generally treated as acquired at a market discount if the secondary market purchase price is less than (i) the stated principal amount payable at maturity, in the case of an obligation that does not have original issue discount or (ii) in the case of an obligation that does have original issue discount, the sum of the issue price and any original issue discount that accrued before the obligation was purchased, subject to a de minimis exclusion.

              Issuers of general obligation bonds include states, counties, cities, towns and regional districts. The proceeds of these obligations are used to fund a wide range of public projects including the construction or improvement of schools, highways and roads, water and sewer systems and a variety of other public purposes. The basic security of general obligation bonds is the issuer's pledge of its faith, credit and taxing power for the payment of principal and interest. The taxes that can be levied for the payment of debt service may be limited or unlimited as to rate and amount.

              The principal security for a revenue bond is generally the net revenues derived from a particular facility or group of facilities or, in some cases, from the proceeds of a special excise or other specific revenue source. Revenue bonds have been issued to fund a wide variety of capital projects including: electric, gas, water, sewer and solid waste disposal systems; highways, bridges and tunnels; port, airport and parking facilities; transportation systems; housing facilities, colleges and universities and hospitals. Although the principal security behind these bonds varies widely, many provide additional security in the form of a debt service reserve fund whose monies may be used to make principal and

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     interest  payments   on  the   issuer's  obligations.     Housing   finance
     authorities have a wide range of security including partially or fully insured, rent subsidized and/or collateralized mortgages, and/or the net
     revenues  from housing or  other public  projects.   In addition to  a debt
     service  reserve fund,  some  authorities provide  further security  in the
     form  of  a  state's  ability   (without  legal  obligation)  to   make  up
     deficiencies in the debt service reserve fund. Lease rental revenue bonds issued by a state or local authority for capital projects are normally secured by annual lease rental payments from the state or locality to the authority sufficient to cover debt service on the authority's obligations. Such payments are usually subject to annual appropriations by the state or locality.

              Industrial development and pollution control bonds are in most cases revenue bonds and are generally not secured by the taxing power of the municipality, but are usually secured by the revenues derived by the authority from payments of the industrial user or users.

              The Portfolio may on occasion acquire revenue bonds which carry warrants or similar rights covering equity securities. Such warrants or rights may be held indefinitely, but if exercised, the Portfolio anticipates that it would, under normal circumstances, dispose of any equity securities so acquired within a reasonable period of time.

              While most municipal bonds pay a fixed rate of interest semi-annually in cash, there are exceptions. Some bonds pay no periodic cash interest, but rather make a single payment at maturity representing both principal and interest. Bonds may be issued or subsequently offered with interest coupons materially greater or less than those then prevailing, with price adjustments reflecting such deviation.

              The obligations of any person or entity to pay the principal of and interest on a municipal obligation are subject to the provisions of bankruptcy, insolvency and other laws affecting the rights and remedies of creditors, such as the Federal Bankruptcy Act, and laws, if any, that may be enacted by Congress or state legislatures extending the time for payment of principal or interest, or both, or imposing other constraints upon enforcement of such obligations. There is also the possibility that as a result of litigation or other conditions the power or ability of any person or entity to pay when due principal of and interest on a municipal obligation may be materially affected. There have been recent instances of defaults and bankruptcies involving municipal obligations that were not foreseen by the financial and investment communities. The Portfolio will take whatever action it considers appropriate in the event of anticipated financial difficulties, default or bankruptcy of either the issuer of any municipal obligation or of the underlying source of funds for debt service. Such action may include retaining the services of various persons or firms (including affiliates of the Investment Adviser) to evaluate or protect any real estate, facilities or other assets securing any such obligation or acquired by the Portfolio as a result of any such event, and the Portfolio may also manage (or engage other persons to manage) or otherwise deal with any real estate, facilities or other assets

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     so acquired.   The Portfolio anticipates  that real  estate consulting  and management services may be required with respect to properties securing various municipal obligations in its portfolio or subsequently acquired by
     the Portfolio.   The Portfolio will incur additional expenditures in taking protective action with respect to portfolio obligations in default and assets securing such obligations.


              The yields on municipal obligations will be dependent on a variety of factors, including purposes of issue and source of funds for repayment, general money market conditions, general conditions of the municipal bond market, size of a particular offering, maturity of the obligation and rating of the issue. The ratings of Moody's, S&P and Fitch represent their opinions as to the quality of the municipal obligations that they undertake to rate. It should be emphasized, however, that ratings are based on judgment and are not absolute standards of quality. Consequently, municipal obligations with the same maturity, coupon and rating may have different yields while obligations of the same maturity and coupon with different ratings may have the same yield. In addition, the market price of such obligations will normally fluctuate with changes in interest rates, and therefore the net asset value of the Portfolio will be affected by such changes.

     Risks of Concentration

              California Obligations. The following information as to certain California considerations is given to investors in view of the Portfolio's policy of concentrating its investments in California issuers. Such information supplements the information in Part A. It is derived from sources that are generally available to investors and is believed to be accurate. Such information constitutes only a brief summary, does not purport to be a complete description, and is based on information from official statements relating to securities offerings of California issuers. The Portfolio has not independently verified this information.

              Constitutional Limitations on Taxes and Appropriations.
              Limitation on Taxes. Certain California municipal obligations may be obligations of issuers which rely in whole or in part, directly or indirectly, on ad valorem property taxes as a source of revenue. The taxing powers of California local governments and districts are limited by
     Article XIII A of the California Constitution, enacted by the voters in 1978 and commonly known as "Proposition 13." Briefly, Article XIII A limits to 1% of full cash value the rate of ad valorem property taxes on real property and generally restricts the reassessment of property to 2% per year, except upon new construction or change of ownership (subject to a number of exemptions). Taxing entities may, however, raise ad valorem taxes above the 1% limit to pay debt service on certain voter-approved bonded indebtedness.

              Under Article XIII A, the basic 1% ad valorem tax levy is applied against the assessed value of property as of the owner's date of acquisition (or as of March 1, 1975, if acquired earlier), subject to certain adjustments. This system has resulted in widely varying amounts of tax on similarly situated properties. Several lawsuits have been filed challenging the acquisition-based assessment system of Proposition 13. The U.S. Supreme Court recently heard one of these lawsuits, and on June 18, 1992 announced a decision upholding Proposition 13.

              Article XIII  A prohibits local governments  from raising revenues through ad valorem property taxes above the 1% limit; it also requires voters of any governmental unit to give two-thirds approval to levy any
     "special tax." A California Supreme Court decision, however, allowed the levy, without voter approval, of "general taxes" which were not dedicated to a specific use. In response to these decisions, the voters of the State in 1986 adopted an initiative statute which imposed significant new limits on the ability of local entities to raise or levy general taxes, except by receiving majority local voter approval. Significant elements of this initiative, "Proposition 62," have been overturned in recent court cases. An initiative proposed to re-enact the provisions of Proposition 62 as a constitutional amendment was defeated by the voters in November 1990, but such a proposal may be renewed in the future.

              Appropriations Limits.   The State and  its local  governments are
     subject to an annual "appropriations limit" imposed by Article XIII B of the California Constitution, enacted by the voters in 1979 and significantly amended by Proposition 98 and 111 in 1988 and 1990, respectively. Article XIII B prohibits the State or any covered local government from spending "appropriations subject to limitation" in excess of the appropriations limit imposed. "Appropriations subject to limitation" are authorizations to spend "proceeds of taxes," which consist of tax revenues and certain other funds, including proceeds from regulatory licenses, user charges or other fees, to the extent that such proceeds exceed the cost of providing the product or service, but "proceeds of taxes" exclude most State subventions to local governments. No limit is imposed on appropriations of funds which are not "proceeds of taxes," such as reasonable user charges or fees, and certain other non-tax funds, including bond proceeds.

              Among the expenditures not included in the Article XIII B appropriations limit are (1) the debt service cost of bonds issued or authorized prior to January 1, 1979, or subsequently authorized by the voters, (2) appropriations arising from certain emergencies declared by the Governor, (3) appropriations for certain capital outlay projects, (4) appropriations by the State of post-1989 increases in gasoline taxes and vehicle weight fees, and (5) appropriations made in certain cases of emergency.

              The  appropriations limit  for each  year is adjusted  annually to reflect changes in cost of living and population, and any transfers of service responsibilities between government units. The definitions for such adjustments were liberalized by Proposition 111 to follow more closely growth in the State's economy. "Excess" revenues are measured over a two-year cycle. Local governments must return any excess to taxpayers by rate reductions. With more liberal annual adjustment factors since 1988, and depressed revenues since 1990 because of the recession, few governments are currently operating near their spending limits, but this condition may change over time. Local governments may by voter approval exceed their spending limit for up to four years.



              Because of the complex nature of Articles XIII A and XIII B of the California Constitution, the ambiguities and possible inconsistencies in their terms, and the impossibility of predicting future appropriations or changes in population and cost of living, and the probability of continuing legal challenges, it is not currently possible to determine fully the impact of Article XIII A or Article XIII B on California municipal obligations or on the ability of the State or local governments to pay debt service on such obligations. It is not presently possible to predict the outcome of any pending litigation with respect to the ultimate scope, impact or constitutionality of either Article XIII A or Article XIII B, or the impact of any such determinations upon State agencies or local governments, or upon their ability to pay debt service on their obligations. Future initiatives or legislative changes in laws or the California Constitution may also affect the ability of the State or local issuers to repay their obligations.


              Obligations of the State of California.
              As  of August 1,  1995, the State had  approximately $19.0 billion of general obligation bonds outstanding, and $1.1 billion remained authorized but unissued. In addition, at June 30, 1995, the State had lease-purchase obligations, payable from the State's general fund, of approximately $6.0 billion with authorized but unissued lease purchase debt of $1.3 billion. The State's outstanding general obligation bond debt has gradually risen in recent years: from approximately $15.9 billion in 1991-92 to approximately $19.2 billion in 1994-95. Of the State's outstanding general obligation debt, approximately 22% is presently self-liquidating (for which program revenues are anticipated to be sufficient to reimburse the general fund for debt service payments). Three general obligation bond propositions, totalling $3.7 billion, were approved by voters in 1992. The State has paid the principal of and interest on its general obligation bonds, lease-purchase debt and short-term obligations when due.

              As  of the  date hereof,  general obligation  bonds issued  by the
     State of California are rated A1, A and A by Moody's, S&P and Fitch, respectively. Starting in 1991 and continuing through the middle of 1994, there has been a relatively steady deterioration in the State's general obligation bond rating. On July 15, 1994, all three of the rating agencies rating the State's long-term debt lowered their ratings of the State's general obligation bonds. Moody's lowered its rating from AA to A1, S&P lowered its rating from A+ to A and termed its outlook as stable, and Fitch lowered its rating from AA to A. An explanation of such actions may be obtained only from the respective rating agencies. Future deterioration in the State's fiscal condition could result in additional downgrades by the rating agencies.

              Recent Financial Results.
              From the 1990-91 fiscal year through the 1994-95 fiscal year, the State has faced the worst economic, fiscal and budget conditions since the 1930's. Construction, manufacturing (especially aerospace), exports and financial services, among others, were all severely affected. Job losses were the worst of any post-war recession and continued through the end of 1993. Following Department of Finance projections that non-farm employment levels would be stable in 1994, employment grew 3% between November 1993 and November 1994. However, unemployment was well above the national average through 1994.


              The  recession  seriously  affected  State  tax   revenues,  which
     basically  mirror   economic  conditions.     It   also  caused   increased
     expenditures for health and welfare programs. The State has also been facing a structural imbalance in its budget with the largest programs supported by the General Fund - K-12 schools and community colleges, health and welfare, and corrections - growing at rates higher than the growth rates for the principal revenue sources of the General Fund. As a result, the State experienced recurring budget deficits. The State Controller reports that expenditures exceeded revenues for four of the five fiscal years ending with 1991-92, and were essentially equal in 1992-
     93. By June 30, 1993, according to the Department of Finance, the State's Special Fund for Economic Uncertainties had a deficit, on a budget basis, of approximately $2.8 billion. The 1993-94 Budget Act incorporated a Deficit Retirement Plan to repay this deficit over two fiscal years. The original budget for 1993-94 reflected revenues which exceeded expenditures by approximately $2.0 billion. As a result of the continuing recession, the excess of revenues over expenditures for the fiscal year was only $522 million. Thus, the accumulated budget deficit at June 30, 1994 was approximately $2.0 billion, and the deficit will not be retired by June 30, 1995 as planned.

              The accumulated budget deficits over the past several years, together with expenditures for school funding which have not been reflected in the budget, and reduction of available internal borrowable funds, have combined to significantly deplete the State's cash resources to pay its ongoing expenses. In order to meet its cash needs, the State has had to rely for several years on a series of external borrowings, including borrowings past the end of a fiscal year.



              1994-95 Budget. The 1994-95 fiscal year represented the fourth consecutive year the Governor and Legislature were faced with a very difficult budget environment to produce a balanced budget. Many program cuts and budgetary adjustments had already been made in the past three years. The Budget recognized that the accumulated deficit could not be repaid in one year, and proposed a two-year solution. The budget projected operating surpluses for the budget for both 1994-95 and 1995-96, and lead to the elimination of the accumulated budget deficit, estimated at about $2.0 billion at June 30, 1994, by June 30, 1996.


              The 1994-95  Budget Act, signed by  the Governor on  July 8, 1994, projected revenues and transfers of $41.9 billion, $2.1 billion higher than revenues in 1993-94. This reflects the administration's forecast of an improving economy. The Budget Act projected the effective receipt of about $770 million from the Federal Government, $360 million of which is to reimburse the State's costs for immigrant-related expenses and the balance is attributable to federal subventions thus reducing State expenditures. Little or none of this money is now expected to be received. The Legislature took no action on a proposal in the January Governor's Budget to undertake an expansion of the transfer of certain programs to counties, which would also have transferred to counties 0.5% of the State's current sales tax. The Budget Act projected Special Fund revenues of $12.1 billion, a decrease of 2.4% from 1993-94 estimated revenues. The Governor's 1995-96 Budget proposal of January, 1995 included an upward revision of General Fund revenues to $42.4 billion for the 1994-95 fiscal year.


              The 1994-95 Budget Act projected General Fund expenditures of $40.9 billion, an increase of $1.6 billion over 1993-94. The Budget Act also projected Special Fund expenditures of $13.7 billion, a 5.4% increase over the 1993-94 estimated expenditures. Although the 1994-95 Budget Act contains no tax increases, under legislation enacted for the 1993-94 Budget, the renters' tax credit was suspended for two years (1993 and
     1994). A ballot proposition to permanently restore the renters' tax credit after this year failed at the June, 1994 election. The Legislature enacted a further one-year suspension of the renters' tax credit, for
     1995, saving about $390 million in the 1995-96 Fiscal Year. The 1994-95 Budget assumes that the State will use a cash flow borrowing program in 1994-95 which combines one-year notes and certain warrants. Issuance of the warrants allows the State to defer repayment of approximately $1.0 billion of its accumulated budget deficit into the 1995-96 Fiscal Year. The Budget Adjustment Law, enacted along with the 1994-95 Budget Act, is designed to ensure that the warrants will be repaid in the 1995-96 fiscal year. The State's severe financial difficulties for the current budget year will result in continued pressure upon almost all local governments, particularly school districts and counties which depend on State aid. Despite efforts in recent years to increase taxes and reduce governmental expenditures, there can be no assurance that the State will not face budget gaps in the future.


              1995-96 Budget. The 1995-96 Budget Act was signed by the Governor on August 3, 1995, 34 days after the start of the fiscal year. General Fund revenues and transfers were budgeted at $44.1 billion, a 3.5% increase over 1994-1995. Expenditures were budgeted at $43.4 billion, a 4% increase. The accumulated deficit is projected to be eliminated and a small surplus of $28 million is expected to be available in the Special Fund for Economic Uncertainties. Through November 1995, General Fund revenues were $707 million, or 4.5%, above budgeted amounts.

              Legal Proceedings.
              The State is involved in certain legal proceedings (described in the State's recent financial statements) that, if decided against the State, may require the State to make significant future expenditures or may substantially impair revenues.

              Economy.
              California's economy is the largest among the 50 states and one of the largest in the world. The State's population of over 31 million represents 12.3% of the total United States population and grew by 27% in the 1980s. Total personal income in the State, at an estimated $683 billion in 1993, accounts for about 13% of all personal income in the nation.


              Reports issued by the State Department of Finance and the Commission on State Finance indicate that the State's economy is suffering its worst recession since the 1930s. The largest job losses have been in Southern California, led by declines in the aerospace and construction industries. Weakness statewide occurred in manufacturing, construction, services and trade. Additional military base closures will have further adverse effects on the State's economy later in the decade. California's unemployment rate was 8.8% in November 1995, compared to the previous year's level of 7.7%.


              Other Considerations.
              On  December 7,  1994, Orange  County, California  (the "County"),
     together with its pooled investment fund (the "Fund") filed for protection under Chapter 9 of the Federal Bankruptcy Code, after reports that the Fund had suffered significant market losses in its investments which caused a liquidity crisis for the Fund and the County. More than 180 other public entities, most but not all located in the County, were also depositors in the Fund. As of December 13, 1994, the County estimated the Fund's loss at about $2 billion, or 27% of its initial deposits of around $7.4 billion. These losses could increase as the County sells investments to restructure the Fund, or if interest rates rise. Many of the entities which kept moneys in the Fund, including the County, are facing cash flow difficulties because of the bankruptcy filing and may be required to reduce programs or capital projects. The County and some of these entities have, and others may in the future, default in payment of their obligations. Moody's and S&P have suspended, reduced to below investment-grade levels, or placed on "CreditWatch" various securities of the County and the entities participating in the Fund. As of December 1994, the Portfolio did not hold any direct obligations of the County. However, the Portfolio did hold bonds of some of the governmental units that had money invested with the County; the impact of the loss of access to these funds, the loss of expected investment earnings and the potential loss of some of the principal invested is not known at this point. There can be no assurances that these holdings will maintain their current ratings and/or liquidity in the market.


              Although the State of California has no obligation with respect to any obligations or securities of the County or any of the other participating entities, under existing legal precedents, the State may be obligated to ensure that school districts have sufficient funds to operate. Longer term, this financial crisis could have an adverse impact on the economic recovery that has only recently taken hold in Southern California.


              In early June 1995, Orange County filed a proposal with the bankruptcy court that would require holders of the County's short-term notes to wait a year before being repaid. The existence of this proposal and its adoption could disrupt the market for short-term debt in California and possibly drive up the State's borrowing costs.

              The repayment of industrial development securities and other obligations secured by real property may be affected by California laws limiting foreclosure rights of creditors. Securities backed by healthcare and hospital revenues may be affected by changes in State regulations governing cost reimbursements to health care providers under Medi-Cal (the State's Medicaid program), including risks related to the policy of awarding exclusive contracts to certain hospitals.

              Limitations on ad valorem property taxes may particularly affect "tax allocation" bonds issued by California redevelopment agencies. Such bonds are secured solely by the increase in assessed valuation of a redevelopment project area after the start of redevelopment activity. In the event that assessed values in the redevelopment project area decline (e.g., because of a major natural disaster such as an earthquake), or there is a deemphasis or reallocation of property taxes by legislation or initiative, the tax increment revenue may be insufficient to make principal and interest payments on these bonds. Both Moody's and S&P suspended ratings on California tax allocation bonds after the enactment of Articles XIII A and XIII B, and only resumed such ratings on a selective basis.

              Proposition 87, approved by California voters in 1988, required that all revenues produced by a tax rate increase go directly to the taxing entity which increased such tax rate to repay the entity's general obligation indebtedness. As a result, redevelopment agencies (which, typically, are the issuers of tax allocation securities) no longer receive an increase in tax increment when taxes on property in the project area are increased to repay voter-approved bonded indebtedness.

              The effect of these various constitutional and statutory changes upon the ability of California municipal securities issuers to pay interest and principal on their obligations remains unclear. Furthermore, other measures affecting the taxing or spending authority of California or its political subdivisions may be approved or enacted in the future. Legislation has been or may be introduced which would modify existing taxes or other revenue-raising measures or which either would further limit or, alternatively, would increase the abilities of state and local governments to impose new taxes or increase existing taxes. It is not presently possible to predict the extent to which any such legislation will be enacted. Nor is it presently possible to determine the impact of any such legislation on California municipal obligations in which the Portfolio may invest, future allocations of State revenues to local governments or the abilities of State or local governments to pay the interest on, or repay the principal of, such California municipal obligations.

              Certain California obligations may be payable solely from the revenues of health care institutions. Such revenues may be negatively affected by effort of the State and of private health plans and insurers to contract with such institutions for fixed, discounted payments for services to Medicaid and insurance beneficiaries. Such California obligations may be insured by the State. In the event of a default by the health care institution, the State has the option of issuing replacement debentures payable from a reserve fund. However, this reserve fund has been found to be underfunded in a study conducted in 1986 and is subject to reappropriation by the California Legislature for other purposes.

              Certain California obligations may be secured by real estate mortgages or deeds of trust. California has several statutory provisions that may limit the remedies of secured creditors, such as issuers of California obligations. A creditor's right to obtain a deficiency judgment is barred when a foreclosure is accomplished through a nonjudicial trustee's sale. A secured creditor is also required to exhaust its real property security by foreclosure before bringing a personal action against the debtor. Any deficiency judgment following a judicial sale of foreclosed property is limited to the excess of the outstanding debt over the fair value of the property at the time of sale, even if the actual bids at such sale were lower than such value. Finally, the debtor has the right to redeem the foreclosed property from any judicial foreclosure sale that could result in a deficiency judgment.

              Due to certain limitations on a creditor's private powers of sale after foreclosure, the effective minimum period for foreclosing on a mortgage could exceed seven months after the initial default. Such delays in collections could disrupt the flow of revenues to an issuer for the payment of debt service on California obligations secured by real estate mortgages. In some cases, the nonjudicial sale of property by an issuer could be precluded as a violation of constitutional due process.

              Under California's anti-deficiency law, there is no personal recourse against a mortgagor of a single family residence purchased with a loan secured by a mortgage. California law also limits the charges that may be imposed with respect to voluntary mortgage prepayments. These provisions could affect the flow of revenues available for debt service to the issuers of California obligations secured by single family home mortgages.

              Substantially all of California is within an active geologic region subject to major seismic activity. Any California municipal obligation in the Portfolio could be affected by an interruption of revenues because of damaged facilities, or, consequently, income tax deduction for casualty losses or property tax assessment reductions. Compensatory financial assistance could be constrained by the inability of
     (i) an issuer to have obtained earthquake insurance coverage at reasonable rates; (ii) an insurer to perform on its contracts of insurance in the event of widespread losses; or (iii) the Federal or State government to appropriate sufficient funds within their respective budget limitations.

              On January 17, 1994, an earthquake struck Los Angeles causing significant damage to public and private structures and facilities. Although some individuals and businesses suffered losses totaling in the billions of dollars, the overall effect of the earthquake on the regional and State economy is not expected to be serious.

              The State has shifted responsibility for certain health and welfare programs and provided the counties with increased taxing powers to cover their costs. While the State expects that the increased taxes will be sufficient to cover increased costs, there can be no assurance that this will be the case. If the increased costs are not covered by the increased taxes, the counties will be responsible to fund the difference.
     Any added expenditures in excess of increased revenues and subsequent adverse effect upon county finances would likely have a negative impact upon individual county and local bond prices.

              Obligations of Puerto Rico, the U.S. Virgin Islands and Guam. Subject to the Portfolio's investment policies as set forth in Part A, the Portfolio may invest in the obligations of the governments of Puerto Rico, the U.S. Virgin Islands and Guam (the "Territories"). Accordingly, the Portfolio may be adversely affected by local political and economic conditions and developments within the Territories affecting the issuers of such obligations.


              Puerto   Rico  has   a  diversified   economy  dominated   by  the
     manufacturing and service sectors. The three largest sectors of the economy (as a percentage of employment) are services (47%), government (22%) and manufacturing (16.4%). These three sectors represent 39%, 11% and 39%, respectively, of the gross domestic product. The service sector is the fastest growing, while the government and manufacturing sectors have been stagnant for the past five years. The North American Free Trade Agreement (NAFTA), which became effective January 1, 1994, could lead to the loss of Puerto Rico's lower salaried or labor intensive jobs to Mexico. The June 1995 unemployment rate was 13.9%.


                The Commonwealth of Puerto Rico exercises virtually the same control over its internal affairs as do the fifty states; however, it differs from the states in its relationship with the federal government. Most federal taxes, except those such as social security taxes that are imposed by mutual consent, are not levied in Puerto Rico. However, in conjunction with the 1993 U.S. budget plan, Section 936 of the Code was amended and provided for two alternative limitations to the Section 936 credit. The first option will limit the credit against such income to 40% of the credit allowable under current law, with a five year phase-in period starting at 60% of the allowable credit. The second option is a wage and depreciation based credit. The reduction of the tax benefits to those U.S. companies with operations in Puerto Rico may lead to slower growth in the future. There can be no assurance that these modifications will not lead to a weakened economy, a lower rating on Puerto Rico's debt or lower prices for Puerto Rican bonds that may be held by the Portfolio.


                Puerto  Rico's  financial   reporting  was  first  conformed  to
     generally accepted accounting principles in fiscal 1990. Nonrecurring revenues have been used frequently to balance recent years' budgets. In November, 1993 Puerto Ricans voted on whether they wished to retain their Commonwealth status, become a state or establish an independent nation. Puerto Ricans voted to retain Commonwealth status, leaving intact the current relationship with the federal government. There can be no assurance that the statehood issue will not be brought to a vote in the future. A successful statehood vote in Puerto Rico would then require ratification by the U.S. Congress.


                The United States Virgin Islands (USVI) are located approximately 1,100 miles east-southeast of Miami and are made up of St. Croix, St. Thomas and St. John. The economy is heavily reliant on the tourism industry, with roughly 43% of non-agricultural employment in tourist-related trade and services. The tourism industry is economically sensitive and would likely be adversely affected by a recession in either the United States or Europe. In September 1995, St. Thomas was hit by a hurricane and sustained extensive damage. The longer term impact on the tourism industry is not yet known. There can be no assurance that the market for USVI bonds will not be affected.


                An important component of the USVI revenue base is the federal excise tax on rum exports. Tax revenues rebated by the federal government to the USVI provide the primary security of many outstanding USVI bonds. Because more than 90% of the rum distilled in the USVI is distilled at one plant, any interruption in its operations (as occurred after Hurricane Hugo in 1989) would adversely affect these revenues. Consequently, there can be no assurance that rum exports to the United States and the rebate of tax revenues to the USVI will continue at their present levels. The preferential tariff treatment the USVI rum industry currently enjoys could be reduced under NAFTA. Increased competition from Mexican rum producers could reduce USVI rum imported to the U.S., decreasing excise tax revenues generated. The USVI experienced budget deficits in fiscal years 1989 and

     1990; in 1989 due to wage settlements with the unionized government employees and in 1990 as a result of Hurricane Hugo. The USVI recorded a small surplus in fiscal year 1991. At the end of fiscal 1992, the last year for which results are available, the USVI had an unreserved General Fund deficit of approximately $8.31 million, or approximately 2.1% of expenditures. In order to close a forecasted fiscal 1994 revenue gap of $45.6 million, the Department of Finance has proposed several tax increases and fund transfers. There is currently no rated, unenhanced U.S. Virgin Islands debt outstanding (although there is unrated debt outstanding).


                Guam, an  unincorporated U.S. territory, is  located 1,500 miles
     southeast  of Tokyo.    The U.S.  military  is a  key  component of  Guam's
     economy. The federal government directly comprises more than 10% of the employment base, with a substantial component of the service sector to support these personnel. Guam is expected to benefit from the closure of the Subic Bay Naval Base and the Clark Air Force Base in the Philippines. The Naval Air Station, one of several U.S. military facilities on the island, has been slated for closure by the Defense Base Closure and Realignment Committee; however, the administration plans to use these facilities to expand the Island's commercial airport. Guam is also heavily reliant on tourists, particularly the Japanese. During 1994, the financial position of Guam was weakened as it incurred an unaudited General Fund operating deficit. The administration has taken steps to improve its financial position; however, there are no guarantees that an improvement will be realized. Guam's general obligation debt is rated Baa by Moody's.


              Obligations of Particular  Types of  Issuers.   The Portfolio  may
     invest 25% or more of its total assets in municipal obligations of the same type. There could be economic, business or political developments which might affect all municipal obligations of a similar type. In particular, investments in industrial revenue bonds might involve (without limitation) the following risks.


              California municipal obligations which are assessment bonds may be adversely affected by a general decline in real estate values or a slowdown in real estate sales activity. In many cases, such bonds are secured  by  land  which  is  undeveloped  at  the  time  of  issuance  but anticipated to be developed within a few years after issuance. In the event of such reduction or slowdown, such development may not occur or may be delayed, thereby increasing the risk of a default on the bonds. Because the special assessments or taxes securing these bonds are not the personal liability of the owners of the property assessed, the lien on the property is the only security for the bonds. Moreover, in most cases the issuer of these bonds is not required to make payments on the bonds in the event of delinquency in the payment of assessments or taxes, except from amounts, if any, in a reserve fund established for the bonds.

              Certain California long-term lease obligations, though typically payable from the general fund of the municipality, are subject to "abatement" in the event the facility being leased is unavailable for beneficial use and occupancy by the municipality during the term of the lease. Abatement is not a default, and remedies may be available to the holders of the certificates evidencing the lease obligation in the event abatement occurs. The most common cases of abatement are failure to complete construction of the facility before the end of the period during which lease payments have been capitalized and uninsured casualty losses to the facility (e.g., due to earthquake). In the event abatement occurs with respect to a lease obligation, lease payments may be interrupted (if all available insurance proceeds and reserves are exhausted) and the certificates may not be paid when due.



                Hospital bond ratings are often based on feasibility studies which contain projections of expenses, revenues and occupancy levels. Among the influences affecting a hospital's gross receipts and net income available to service its debt are demand for hospital services, the ability of the hospital to provide the services required, management capabilities, economic developments in the service area, efforts by insurers and government agencies to limit rates and expenses, confidence in the hospital, service area economic developments, competition, availability and expense of malpractice insurance, Medicaid and Medicare funding and possible federal legislation limiting the rates of increase of hospital charges.


                Electric utilities face problems in financing large construction programs in an inflationary period, cost increases and delay occasioned by safety and environmental considerations (particularly with respect to nuclear facilities), difficulty in obtaining fuel at reasonable prices and in achieving timely and adequate rate relief from regulatory commissions, effects of energy conservation and limitations on the capacity of the capital market to absorb utility debt.


                Life care facilities are an alternative form of long-term housing for the elderly which offer residents the independence of a condominium life style and, if needed, the comprehensive care of nursing home services. Bonds to finance these facilities have been issued by various state and local authorities. Because the bonds are normally secured only by the revenues of each facility and not by state or local government tax payments, they are subject to a wide variety of risks. Primarily, the projects must maintain adequate occupancy levels to be able to provide revenues sufficient to meet debt service payments. Moreover, because a portion of housing, medical care and other services may be financed by an initial deposit, it is important that the facility maintain adequate financial reserves to secure estimated actuarial liabilities.
     The ability of management to accurately forecast inflationary cost pressures is an important factor in this process. The facilities may also be affected adversely by regulatory cost restrictions applied to health care delivery in general, particularly state regulations or changes in Medicare and Medicaid payments or qualifications, or restrictions imposed by medical insurance companies. They may also face competition from alternative health care or conventional housing facilities in the private or public sector.


     Municipal Leases


              The Portfolio may invest in municipal leases and participations therein, which arrangements frequently involve special risks. Municipal leases are obligations in the form of a lease or installment purchase arrangement which are issued by a state or local government to acquire equipment and facilities. Interest income from such obligations is generally exempt from local and state taxes in the state of issuance. "Participations" in such leases are undivided interests in a portion of the total obligation. Participations entitle their holders to receive a pro rata share of all payments under the lease. A trustee is usually responsible for administering the terms of the participation and enforcing the participants' rights in the underlying lease. Leases and installment purchase or conditional sale contracts (which normally provide for title to the leased asset to pass eventually to the governmental issuer) have evolved as a means for governmental issuers to acquire property and equipment without meeting the constitutional and statutory requirements for the issuance of debt. State debt-issuance limitations are deemed to be inapplicable to these arrangements because of the inclusion in many leases or contracts of "non-appropriation" clauses that provide that the governmental issuer has no obligation to make future payments under the lease or contract unless money is appropriated for such purpose by the appropriate legislative body on a yearly or other periodic basis. Such arrangements are, therefore, subject to the risk that the governmental issuer will not appropriate funds for lease payments.


              Certain municipal lease obligations owned by the Portfolio may be deemed illiquid for purposes of the Portfolio's 15% limitation on investments in illiquid securities, unless determined by the Investment Adviser, pursuant to guidelines adopted by the Trustees, to be liquid securities for purposes of such limitation. In determining the liquidity of municipal lease obligations, the Investment Adviser will consider a variety of factors including: (1) the willingness of dealers to bid for the security; (2) the number of dealers willing to purchase or sell the obligation and the number of other potential buyers; (3) the frequency of trades and quotes for the obligation; and (4) the nature of the marketplace trades. In addition, the Investment Adviser will consider factors unique to particular lease obligations affecting the marketability thereof. These include the general creditworthiness of the municipality, the importance of the property covered by the lease to the municipality, and the likelihood that the marketability of the obligation will be maintained throughout the time the obligation is held by the Portfolio. In the event the Portfolio acquires an unrated municipal lease obligation, the Investment Adviser will be responsible for determining the credit quality of such obligation on an ongoing basis, including an assessment of the likelihood that the lease may or may not be canceled.

     Zero Coupon Bonds

              Zero coupon bonds are debt obligations which do not require the periodic payment of interest and are issued at a significant discount from face value. The discount approximates the total amount of interest the bonds will accrue and compound over the period until maturity at a rate of interest reflecting the market rate of the security at the time of issuance. Zero coupon bonds benefit the issuer by mitigating its need for cash to meet debt service, but also require a higher rate of return to attract investors who are willing to defer receipt of such cash.

     Insurance

              Insured municipal obligations held by the Portfolio (if any) will be insured as to their scheduled payment of principal and interest under either (i) an insurance policy obtained by the issuer or underwriter of the obligation at the time of its original issuance or (ii) an insurance policy obtained by the Portfolio or a third party subsequent to the obligation's original issuance (which may not be reflected in the obligation's market value). In either event, such insurance may provide that, in the event of nonpayment of interest or principal when due with respect to an insured obligation, the insurer is not required to make such payment until a specified time has lapsed (which may be 30 days or more after notice).

     Credit Quality

              The Portfolio is dependent on the Investment Adviser's judgment, analysis and experience in evaluating the quality of municipal obligations. In evaluating the credit quality of a particular issue, when rated or unrated, the Investment Adviser will normally take into consideration, among other things, the financial resources of the issuer (or, as appropriate, of the underlying source of funds for debt service), its sensitivity to economic conditions and trends, any operating history of and the community support for the facility financed by the issuer, the ability of the issuer's management and regulatory matters. The Investment Adviser will attempt to reduce the risks of investing in the lowest investment grade, below investment grade and comparable unrated obligations through active portfolio management, credit analysis and attention to current developments and trends in the economy and the financial markets.


              See "Portfolio of Investments" in the "Financial Statements" incorporated by reference into this Part B with respect to any defaulted obligations held by the Portfolio.

     Short-Term Trading


              The Portfolio may sell securities in anticipation of a market decline (a rise in interest rates) or purchase (and later sell) securities in anticipation of a market rise (a decline in interest rates). In addition, a security may be sold and another purchased at approximately the same time to take advantage of what the Portfolio believes to be a temporary disparity in the normal yield relationship between the two securities. Yield disparities may occur for reasons not directly related to the investment quality of particular issues or the general movement of interest rates, such as changes in the overall demand for or supply of various types of municipal obligations or changes in the investment objectives of investors. Such trading may be expected to increase the portfolio turnover rate, which may increase capital gains and the expenses incurred in connection with such trading. The Portfolio anticipates that its annual portfolio turnover rate will generally not exceed 100% (excluding turnover of securities having a maturity of one year or less). A 100% annual turnover rate would occur, for example, if all the securities held by the Portfolio were replaced once in a period of one year. A high turnover rate (100% or more) necessarily involves greater expenses to the Portfolio. The Portfolio engages in portfolio trading (including short-term trading) if it believes that a transaction including all costs will help in achieving its investment objective. The Portfolio's portfolio turnover rates for the fiscal years ended September 30, 1994 and September 30, 1995 were 40% and 58%, respectively.


     When-Issued Securities

              New issues of municipal obligations are sometimes offered on a "when-issued" basis, that is, delivery and payment for the securities normally take place within a specified number of days after the date of the Portfolio's commitment and are subject to certain conditions such as the issuance of satisfactory legal opinions. The Portfolio may also purchase securities on a when-issued basis pursuant to refunding contracts in connection with the refinancing of an issuer's outstanding indebtedness. Refunding contracts generally require the issuer to sell and the Portfolio to buy such securities on a settlement date that could be several months or several years in the future.

                The Portfolio will make commitments to purchase when-issued securities only with the intention of actually acquiring the securities, but may sell such securities before the settlement date if it is deemed advisable as a matter of investment strategy. The payment obligation and the interest rate that will be received on the securities are fixed at the time the Portfolio enters into the purchase commitment. The Portfolio's custodian will segregate cash or high grade liquid debt securities in a separate account of the Portfolio in an amount at least equal to the when-issued commitments. If the value of the securities placed in the separate account declines, additional cash or high grade liquid debt securities will be placed in the account on a daily basis so that the value of the account will at least equal the amount of the Portfolio's when-issued commitments. When the Portfolio commits to purchase a security on a when-issued basis, it records the transaction and reflects the value of the security in determining its net asset value. Securities purchased on a when-issued basis and the securities held by the Portfolio are subject to changes in value based upon the perception of the creditworthiness of the issuer and changes in the level of interest rates (i.e., appreciation when interest rates decline and depreciation when interest rates rise). Therefore, to the extent that the Portfolio remains substantially fully invested at the same time that it has purchased securities on a when-issued basis, there will be greater fluctuations in the Portfolio's net asset value than if it solely set aside cash to pay for when-issued securities.

     Variable Rate Obligations

              The Portfolio  may purchase  variable rate obligations.   Variable
     rate instruments provide for adjustments in the interest rate at specified intervals (weekly, monthly, semi-annually, etc.). The revised rates are usually set at the issuer's discretion, in which case the investor normally enjoys the right to "put" the security back to the issuer or his agent. Rate revisions may alternatively be determined by formula or in some other contractual fashion. Variable rate obligations normally provide that the holder can demand payment of the obligation on short notice at par with accrued interest and are frequently secured by letters of credit or other credit support arrangements provided by banks. To the extent that such letters of credit or other arrangements constitute an unconditional guarantee of the issuer's obligations, a bank may be treated as the issuer of a security for the purpose of complying with the diversification requirements set forth in Section 5(b) of the 1940 Act and Rule 5b-2 thereunder. The Portfolio would anticipate using these obligations as cash equivalents pending longer term investment of its funds.

     Redemption, Demand and Put Features

              Most municipal bonds have a fixed final maturity date. However, it is commonplace for the issuer to reserve the right to call the bond earlier. Also, some bonds may have "put" or "demand" features that allow early redemption by the bondholder. Interest income generated by certain bonds having demand features may not qualify as tax-exempt interest.
     Longer term fixed-rate bonds may give the holder a right to request redemption at certain times (often annually after the lapse of an intermediate term). These bonds are more defensive than conventional long term bonds (protecting to some degree against a rise in interest rates) while providing greater opportunity than comparable intermediate term bonds, because the Portfolio may retain the bond if interest rates decline. By acquiring these kinds of obligations the Portfolio obtains the contractual right to require the issuer of the security or some other person (other than a broker or dealer) to purchase the security at an agreed upon price, which right is contained in the obligation itself rather than in a separate agreement with the seller or some other person. Because this right is assignable with the security, which is readily marketable and valued in the customary manner, the Portfolio will not assign any separate value to such right.

     Liquidity and Protective Put Options

              The  Portfolio may also  enter into a separate  agreement with the seller of the security or some other person granting the Portfolio the right to put the security to the seller thereof or the other person at an agreed upon price. The Portfolio intends to limit this type of transaction to institutions (such as banks or securities dealers) which the Investment Adviser believes present minimal credit risks and would engage in this type of transaction to facilitate portfolio liquidity or
     (if the seller so agrees) to hedge against rising interest rates. There is no assurance that this kind of put option will be available to the Portfolio or that selling institutions will be willing to permit the Portfolio to exercise a put to hedge against rising interest rates. A separate put option may not be marketable or otherwise assignable, and sale of the security to a third party or lapse of time with the put unexercised may terminate the right to exercise the put. The Portfolio does not expect to assign any value to any separate put option which may be acquired to facilitate portfolio liquidity, inasmuch as the value (if any) of the put will be reflected in the value assigned to the associated security; any put acquired for hedging purposes would be valued in good faith under methods or procedures established by the Trustees after consideration of all relevant factors, including its expiration date, the price volatility of the associated security, the difference between the market price of the associated security and the exercise price of the put, the creditworthiness of the issuer of the put and the market prices of comparable put options. Interest income generated by certain bonds having put features may not qualify as tax-exempt interest.

     Securities Lending


              The Portfolio may seek to increase its income by lending portfolio securities to broker-dealers or other institutional borrowers.
     Under present regulatory policies of the Commission, such loans are required to be secured continuously by collateral in cash, cash equivalents or U.S. Government securities held by the Portfolio's custodian and maintained on a current basis at an amount at least equal to the market value of the securities loaned, which will be marked to market daily. Cash equivalents include short-term municipal obligations as well as taxable certificates of deposit, commercial paper and other short-term money market instruments. The Portfolio would have the right to call a loan and obtain the securities loaned at any time on up to five business days' notice. During the existence of a loan, the Portfolio will continue to receive the equivalent of the interest paid by the issuer on the securities loaned and will also receive a fee, or all or a portion of the interest on investment of the collateral, if any. However, the Portfolio may pay lending fees to such borrowers. The Portfolio would not have the right to vote any securities having voting rights during the existence of the loan, but would call the loan in anticipation of an important vote to be taken among holders of the securities or the giving or withholding of their consent on a material matter affecting the investment. As with other extensions of credit there are risks of delay in recovery or even loss of rights in the securities loaned if the borrower of the securities fails financially. However, the loans will be made only to organizations deemed by the Portfolio's management to be of good standing and when, in the judgment of the Portfolio's management, the consideration that can be earned from securities loans justifies the attendant risk. Distributions of any income realized by the Portfolio from securities loans will be taxable. If the management of the Portfolio decides to make securities loans, it is intended that the value of the securities loaned would not exceed 30% of the Portfolio's total assets. The Portfolio has no present intention of engaging in securities lending.


     Futures Contracts and Options on Futures Contracts


              A change in the level of interest rates may affect the value of the securities held by the Portfolio (or of securities that the Portfolio expects to purchase). To hedge against changes in rates, the Portfolio may enter into (i) futures contracts for the purchase or sale of debt securities, (ii) futures contracts on securities indices and (iii) futures contracts on other financial instruments and indices. All futures contracts entered into by the Portfolio are traded on exchanges or boards of trade that are licensed and regulated by the Commodity Futures Trading Commission ("CFTC") and must be executed through a futures commission merchant or brokerage firm that is a member of the relevant exchange. The Portfolio may purchase and write call and put options on futures contracts that are traded on a United States or foreign exchange or board of trade. The Portfolio will be required, in connection with transactions in futures contracts and the writing of options on futures, to make margin deposits, which will be held by the Portfolio's custodian for the benefit of the futures commission merchant through whom the Portfolio engages in such futures and options transactions.


              Some  futures contracts  and options  thereon may  become illiquid under adverse market  conditions.  In  addition, during  periods of  market volatility, a commodity exchange may suspend or limit transactions in an exchange-traded instrument, which may make the instrument temporarily illiquid and difficult to price. Commodity exchanges may also establish daily limits on the amount that the price of a futures contract or futures option can vary from the previous day's settlement price. Once the daily limit is reached, no trades may be made that day at a price beyond the limit. This may prevent the Portfolio from closing out positions and limiting its losses.


              The Portfolio will engage in futures and related options transactions only for bona fide hedging purposes as defined in or permitted by CFTC regulations. The Portfolio will determine that the price fluctuations in the futures contracts and options on futures are substantially related to price fluctuations in securities held by the Portfolio or that it expects to purchase. The Portfolio's futures transactions will be entered into for traditional hedging purposes - that is, futures contracts will be sold to protect against a decline in the price of securities that the Portfolio owns, or futures contracts will be purchased to protect the Portfolio against an increase in the price of securities it intends to purchase. As evidence of this hedging intent, the Portfolio expects that on 75% or more of the occasions on which it takes a "long" futures (or option) position (involving the purchase of futures contracts), the Portfolio will have purchased, or will be in the process of purchasing, equivalent amounts of related securities in the cash market at the time when the futures (or option) position is closed out. However, in particular cases, when it is economically advantageous for the Portfolio to do so, a long futures position may be terminated (or an option may expire) without the corresponding purchase of securities. The Portfolio will engage in transactions in futures and related options contracts only to the extent such transactions are consistent with the requirements of the Code for maintaining the qualification of each of the Portfolio's investment company investors as a regulated investment company for federal income tax purposes (see "Tax Status").


              Transactions  using  futures  contacts  and  options  (other  than options that the Portfolio has purchased) expose the Portfolio to an obligation to another party. The Portfolio will not enter into any such transactions unless it owns either (1) an offsetting ("covered") position in securities or other options or futures contracts, or (2) cash, receivables and short-term debt securities with a value sufficient at all times to cover its potential obligations not covered as provided in (1) above. The Portfolio will comply with SEC guidelines regarding cover for these instruments and, if the guidelines so require, set aside cash. U.S. Government securities or other liquid, high-grade debt securities in a segregated account with its custodian in the prescribed amount.


              Assets used as cover or held in a segregated account cannot be sold while the position in the corresponding futures contract or option is open, unless they are replaced with other appropriate assets. As a result, the commitment of a large portion of the Portfolio's assets to cover or segregated accounts could impede portfolio management or the Portfolio's ability to meet redemption requests or other current obligations.

     Investment Restrictions

              Whenever an investment policy  or investment restriction set forth in Part A or this Part B states a maximum percentage of assets that may be invested in any security or other asset or describes a policy regarding quality standards, such percentage limitation or standard shall be determined immediately after and as a result of the Portfolio's acquisition of such security or other asset. Accordingly, any later increase or decrease resulting from a change in values, assets or other circumstances, other than a subsequent rating change below investment grade made by a rating service, will not compel the Portfolio to dispose of such security or other asset.

              The Portfolio has adopted the following investment restrictions which may not be changed without the approval of the holders of a "majority of the outstanding voting securities" of the Portfolio, which as used in this Part B means the lesser of (a) 67% or more of the outstanding voting securities of the Portfolio present or represented by proxy at a meeting if the holders of more than 50% of the outstanding voting securities of the Portfolio are present or represented at the meeting or
     (b) more than 50% of the outstanding voting securities of the Portfolio. The term "voting securities" as used in this paragraph has the same meaning as in the 1940 Act. The Portfolio may not:

              (1)     Borrow  money  or  issue  senior  securities,   except  as
     permitted by the Investment Company Act of 1940;

              (2) Purchase securities on margin (but the Portfolio may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities). The deposit or payment by the Portfolio of initial or maintenance margin in connection with futures contracts or related options transactions is not considered the purchase of a security on margin;

              (3) Underwrite or participate in the marketing of securities of others, except insofar as it may technically be deemed to be an underwriter in selling a portfolio security under circumstances which may require the registration of the same under the Securities Act of 1933;

              (4)     Purchase  or   sell   real   estate   (including   limited
     partnership interests in real estate, but excluding readily marketable interests in real estate investment trusts or readily marketable securities of companies which invest or deal in real estate or securities which are secured by real estate);

              (5) Purchase or sell physical commodities or contracts for the purchase or sale of physical commodities; or

              (6) Make loans to any person, except by (a) the acquisition of debt instruments and making portfolio investments, (b) entering into repurchase agreements and (c) lending portfolio securities.


              The Portfolio has adopted the following investment policies which may be changed by the Portfolio without approval of its investors. As a matter of nonfundamental policy, the Portfolio may not: (a) engage in options, futures or forward transactions if more than 5% of its net assets, as measured by the aggregate of the premiums paid by the

     Portfolio, would be so invested; (b) make short sales of securities or maintain a short position, unless at all times when a short position is open the Portfolio owns an equal amount of such securities or securities convertible into or exchangeable, without payment of any further consideration, for securities of the same issue as, and equal in amount to, the securities sold short, and unless not more than 25% of the Portfolio's net assets (taken at current value) is held as collateral for such sales at any one time. (The Portfolio will make such sales only for the purpose of deferring realization of gain or loss for federal income tax purposes); (c) invest more than 15% of its net assets in investments which are not readily marketable, including restricted securities and repurchase agreements maturing in more than seven days. Restricted securities for the purposes of this limitation do not include securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933 and commercial paper issued pursuant to Section 4(2) of said Act that the Board of Trustees, or its delegate, determines to be liquid; (d) purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors, trustees or security holders is an officer or Trustee of the Portfolio, or is a member, officer, director or trustee of any investment adviser of the Portfolio, if after the purchase of the securities of such issuer by the Portfolio one or more of such persons owns beneficially more than 1/2 of 1% of the shares or securities or both (all taken at market value) of such issuer and such persons owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities or both (all taken at market value); or (e) purchase oil, gas or other mineral leases or purchase partnership interests in oil, gas or other mineral exploration or development programs.


              For purposes of the Portfolio's investment restrictions, the determination of the "issuer" of a municipal obligation that is not a general obligation bond will be made by the Investment Adviser on the basis of the characteristics of the obligation and other relevant factors, the most significant of which is the source of funds committed to meeting interest and principal payments of such obligation.




              In  order  to  permit the  sale  in  certain states  of  shares of certain open-end investment companies which are investors in the Portfolio, the Portfolio may make commitments more restrictive than the policies described above. Should the Portfolio determine that any such commitment is no longer in the best interests of the Portfolio and its investors, it will revoke such commitment.

     Item 14.  Management of the Portfolio

              The  Trustees  and officers  of the  Portfolio  are  listed below.
     Except as indicated, each individual has held the office shown or other offices in the same company for the last five years. Unless otherwise noted, the business address of each Trustee and officer is 24 Federal Street, Boston, Massachusetts 02110, which is also the address of the Portfolio's investment adviser, Boston Management and Research ("BMR" or the "Investment Adviser"), which is a wholly-owned subsidiary of Eaton Vance Management ("Eaton Vance"); of Eaton Vance's parent, Eaton Vance Corp. ("EVC"); and of BMR's and Eaton Vance's trustee, Eaton Vance, Inc. ("EV"). Eaton Vance and EV are both wholly-owned subsidiaries of EVC. Those Trustees who are "interested persons" of the Portfolio, BMR, Eaton
     Vance, EVC or EV, as defined in the 1940 Act, by virtue of their affiliation with any one or more of the Portfolio, BMR, Eaton Vance, EVC or EV, are indicated by an asterisk (*).

                              TRUSTEES OF THE PORTFOLIO

     DONALD R. DWIGHT (64), Trustee
     President of Dwight Partners, Inc. (a corporate relations and communications company) founded in 1988; Chairman of the Board of
     Newspapers of New England, Inc. since 1983. Director or Trustee of various investment companies managed by Eaton Vance or BMR.
     Address: Clover Mill Lane, Lyme, New Hampshire 03768


     JAMES B. HAWKES (54), Vice President and Trustee*
     Executive Vice President  of BMR, Eaton Vance,  EVC and EV, and  a Director
     of EVC  and EV.   Director  or Trustee  and officer  of various  investment
     companies managed by Eaton Vance or BMR.


     SAMUEL L. HAYES, III (60), Trustee
     Jacob H. Schiff Professor of Investment Banking, Harvard University Graduate School of Business Administration. Director or Trustee of various investment companies managed by Eaton Vance or BMR.
     Address: Harvard University Graduate School of Business Administration, Soldiers Field Road, Boston, Massachusetts 02134


     NORTON H. REAMER (60), Trustee
     President and Director, United Asset Management Corporation, a holding company owning institutional investment management firms. Chairman, President and Director, UAM Funds (mutual funds). Director or Trustee of various investment companies managed by Eaton Vance or BMR.
     Address: One International Place, Boston, Massachusetts 02110


     JOHN L. THORNDIKE (69), Trustee
     Director, Fiduciary Company Incorporated. Director or Trustee of various investment companies managed by Eaton Vance or BMR.
     Address: 175 Federal Street, Boston, Massachusetts 02110


     JACK L. TREYNOR (65), Trustee
     Investment  Adviser  and  Consultant.    Director  or  Trustee  of  various
     investment companies managed by Eaton Vance or BMR.
     Address: 504 Via Almar, Palos Verdes Estates, California 90274


                              OFFICERS OF THE PORTFOLIO

     THOMAS J. FETTER (52), President
     Vice  President of  BMR,  Eaton  Vance and  EV.    Mr. Fetter  was  elected
     President  of the  Portfolio on  December  13, 1993.    Officer of  various
     investment companies managed by Eaton Vance or BMR.


     ROBERT B. MACINTOSH (39), Vice President
     Vice President of BMR since August 11, 1992, and of Eaton Vance and EV. Employee of Eaton Vance since March 8, 1991. Fidelity Investments - Portfolio Manager (1986-1991). Officer of various investment companies managed by Eaton Vance or BMR.


     JAMES L. O'CONNOR (50), Treasurer
     Vice President of BMR, Eaton Vance and EV. Officer of various investment companies managed by Eaton Vance or BMR.


     THOMAS OTIS (64), Secretary
     Vice President and Secretary of BMR, Eaton Vance, EVC and EV. Officer of various investment companies managed by Eaton Vance or BMR.


     JANET E. SANDERS (60), Assistant Secretary
     Vice President of  BMR, Eaton Vance and EV.   Officer of various investment
     companies managed by Eaton Vance or BMR.


     A. JOHN MURPHY (33), Assistant Secretary
     Assistant Vice President of BMR, Eaton Vance and EV since March 1, 1994; employee of Eaton Vance since March 1993. State Regulations Supervisor, The Boston Company (1991-1993) and Registration Specialist, Fidelity Management & Research Co. (1986-1991). Officer of various investment companies managed by Eaton Vance or BMR. Mr. Murphy was elected Assistant Secretary of the Portfolio on March 27, 1995.


     ERIC G. WOODBURY (38), Assistant Secretary
     Vice President of BMR, Eaton Vance and EV since February 1993; formerly, associate attorney at Dechert, Price & Rhoads and Gaston & Snow. Officer of various investment companies managed by Eaton Vance or BMR. Mr. Woodbury was elected Assistant Secretary of the Portfolio on June 19, 1995.


     CYNTHIA J. CLEMSON (32), Vice President

     Vice President of BMR and Eaton Vance since 1993 and an employee of Eaton Vance since 1985. Officer of various investment companies managed by Eaton Vance or BMR. Ms. Clemson's election as Vice President of the Portfolio is effective on February 1, 1996.

              Messrs. Thorndike (Chairman), Hayes and Reamer are members of the Special Committee of the Board of Trustees. The Special Committee's
     functions include a continuous review of the Portfolio's contractual relationship with the Investment Adviser, making recommendations to the Trustees regarding the compensation of those Trustees who are not members of the Eaton Vance organization, and making recommendations to the Trustees regarding candidates to fill vacancies, as and when they occur, in the ranks of those Trustees who are not "interested persons" of the Portfolio or the Eaton Vance organization.

              Messrs. Treynor (Chairman) and Dwight are members of the Audit Committee of the Board of Trustees. The Audit Committee's functions include making recommendations to the Trustees regarding the selection of the independent certified public accountants, and reviewing with such accountants and the Treasurer of the Portfolio matters relative to accounting and auditing practices and procedures, accounting records, internal accounting controls, and the functions performed by the custodian and transfer agent of the Portfolio.

              The  fees and expenses of those  Trustees of the Portfolio who are not members of the Eaton Vance organization (the noninterested Trustees) are paid by the Portfolio. (The Trustees of the Portfolio who are members of the Eaton Vance organization receive no compensation from the Portfolio). During the fiscal year ended September 30, 1995, the noninterested Trustees of the Portfolio earned the following compensation in their capacities as Trustees of the Portfolio and the other funds in the Eaton Vance fund complex(1):


                                       Aggregate        Total Compensation
                                       Compensation     from Portfolio
     Name                              from Portfolio   and Fund Complex

     Donald R.
     Dwight                            $3,609(2)        $135,000(4)

     Samuel L.
     Hayes, III                          3,659(3)         150,000(5)

     Norton H.
     Reamer                              3,633            135,000

     John L.
     Thorndike                           3,748            140,000

     Jack L.
     Treynor                             3,841            140,000

     (1)      The  Eaton   Vance  fund   complex  consists  of   211  registered
              investment companies or series thereof.
     (2)      Includes $1,237 of deferred compensation.
     (3)      Includes $1,178 of deferred compensation.
     (4)      Includes $35,000 of deferred compensation.
     (5)      Includes $33,750 of deferred compensation.

              Trustees of the Portfolio who are not affiliated with BMR may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of a Trustees Deferred Compensation Plan (the "Plan"). Under the Plan, an eligible Trustee may elect to have his deferred fees invested by the Portfolio in the shares of one or more funds in the Eaton Vance Family of Funds, and the amount paid to the Trustees under the Plan will be determined based upon the performance of such investments. Deferral of Trustees' fees in accordance with the Plan will have a negligible effect on the Portfolio's assets, liabilities, and net income per share, and will not obligate the Portfolio to retain the services of any Trustee or obligate the Portfolio to pay any particular level of compensation to the Trustee.

              The  Portfolio's  Declaration  of  Trust  provides  that  it  will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of noninterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

     Item 15.  Control Persons and Principal Holder of Securities

              As of January 15, 1996, EV Marathon California Municipals Fund (the "Marathon Fund"), a series of Eaton Vance Municipals Trust, owned approximately 98.5% of the value of the outstanding interests in the Portfolio. Because the Marathon Fund controls the Portfolio, it may take actions without the approval of any other investor. The Marathon Fund has informed the Portfolio that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, it will hold a meeting of shareholders and will cast its votes as instructed by its shareholders. It is anticipated that any other investor in the Portfolio which is an investment company registered under the 1940 Act would follow the same or a similar practice. Eaton Vance Municipals Trust is an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts.

     Item 16.  Investment Advisory and Other Services

              Investment  Adviser.   The  Portfolio  engages  BMR  as investment
     adviser  pursuant to  an Investment  Advisory Agreement  dated October  13,
     1992. BMR or Eaton Vance acts as investment adviser to investment companies and various individual and institutional clients with combined assets under management of approximately $16 billion.


              BMR manages the investments and  affairs of the Portfolio  subject to the supervision of the Portfolio's Board of Trustees. BMR furnishes to the Portfolio investment research, advice and supervision, furnishes an investment program and determines what securities will be purchased, held or sold by the Portfolio and what portion, if any, of the Portfolio's assets will be held uninvested. The Investment Advisory Agreement requires BMR to pay the salaries and fees of all officers and Trustees of the Portfolio who are members of the BMR organization and all personnel of BMR performing services relating to research and investment activities. The Portfolio is responsible for all expenses not expressly stated to be payable by BMR under the Investment Advisory Agreement, including, without implied limitation, (i) expenses of maintaining the Portfolio and continuing its existence, (ii) registration of the Portfolio under the 1940 Act, (iii) commissions, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments,
     (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale and redemption of interests in the Portfolio, (viii) expenses of registering and qualifying the Portfolio and interests in the Portfolio under federal and state securities laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes and for distributing the same to investors, and fees and expenses of registering and maintaining registrations of the Portfolio and of the Portfolio's placement agent as broker-dealer or agent under state securities laws,
     (ix) expenses of reports and notices to investors and of meetings of investors and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues, (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Portfolio (including without limitation safekeeping for funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values, book capital account balances and tax capital account balances), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, investor servicing agents and registrars for all services to the Portfolio, (xv) expenses for servicing the accounts of investors, (xvi) any direct charges to investors approved by the Trustees of the Portfolio, (xvii) compensation and expenses of Trustees of the Portfolio who are not members of the BMR organization, and (xviii) such nonrecurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Portfolio to indemnify its Trustees, officers and investors with respect thereto.


              For a description of the compensation that the Portfolio pays BMR under the Investment Advisory Agreement, see "Management of the Portfolio" in Part A. As at September 30, 1995, the Portfolio had net assets of $410,670,138. For the fiscal year ended September 30, 1995, the Portfolio paid BMR advisory fees of $2,121,262 (equivalent to 0.50% of the Portfolio's average daily net assets for such year).For the period from April 1, 1994 to the fiscal year ended September 30, 1994, the Portfolio paid BMR advisory fees of $1,141,013 (equivalent to 0.50% (annualized) of the Portfolio's average daily net assets for such period). For the period from the start of business, May 3, 1993, to March 31, 1994, the Portfolio paid BMR advisory fees of $2,149,273 (equivalent to 0.49% (annualized) of the Portfolio's average daily net assets for such period).


              The Investment Advisory Agreement with BMR remains in effect until February 28, 1996. It may be continued indefinitely thereafter so long as such continuance after February 28, 1996 is approved at least annually (i) by the vote of a majority of the Trustees of the Portfolio who are not interested persons of the Portfolio or of BMR cast in person at a meeting specifically called for the purpose of voting on such approval and (ii) by the Board of Trustees of the Portfolio or by vote of a majority of the outstanding voting securities of the Portfolio. The Agreement may be terminated at any time without penalty on sixty (60) days' written notice by the Board of Trustees of either party, or by vote of the majority of the outstanding voting securities of the Portfolio, and the Agreement will terminate automatically in the event of its assignment. The Agreement provides that BMR may render services to others and engage in other business activities and may permit other fund clients and other corporations and organizations to use the words "Eaton Vance" or "Boston Management and Research" in their names. The Agreement also provides that BMR shall not be liable for any loss incurred in connection with the performance of its duties, or action taken or omitted under that Agreement, in the absence of willful misfeasance, bad faith, gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties thereunder, or for any losses sustained in the acquisition, holding or disposition of any security or other investment.


              BMR is a wholly-owned subsidiary of Eaton Vance. Eaton Vance and EV are both wholly-owned subsidiaries of EVC. BMR and Eaton Vance are both Massachusetts business trusts, and EV is the trustee of BMR and Eaton Vance. The Directors of EV are Landon T. Clay, H. Day Brigham, Jr., M. Dozier Gardner, James B. Hawkes, and Benjamin A. Rowland, Jr. The Directors of EVC consist of the same persons and John G.L. Cabot and Ralph
     Z. Sorenson. Mr. Clay is chairman and Mr. Gardner is president and chief executive officer of EVC, BMR, Eaton Vance and EV. All of the issued and outstanding shares of Eaton Vance and EV are owned by EVC. All of the issued and outstanding shares of BMR are owned by Eaton Vance. All shares of the outstanding Voting Common Stock of EVC are deposited in a Voting Trust, which expires on December 31, 1996, the Voting Trustees of which are Messrs. Clay, Brigham, Gardner, Hawkes and Rowland. The Voting Trustees have unrestricted voting rights for the election of Directors of EVC. All of the outstanding voting trust receipts issued under said Voting Trust are owned by certain of the officers of BMR and Eaton Vance who are also officers and Directors of EVC and EV. As of December 31, 1995, Messrs. Clay, Gardner and Hawkes each owned 24% of such voting trust receipts, and Messrs. Rowland and Brigham owned 15% and 13%, respectively, of such voting trust receipts. Messrs. Hawkes and Otis are officers or Trustees of the Portfolio and are members of the EVC, BMR, Eaton Vance and EV organizations. Messrs. Fetter, MacIntosh, Murphy, O'Connor and Woodbury and Ms. Sanders are officers of the Portfolio and are also members of the BMR, Eaton Vance and EV organizations. BMR will receive the fees paid under the Investment Advisory Agreement.


              Eaton Vance owns all of the stock of Energex Energy Corporation, which is engaged in oil and gas operations. In addition, Eaton Vance owns all of the stock of Northeast Properties, Inc., which is engaged in real estate investment, consulting and management. EVC owns all of the stock of Fulcrum Management, Inc. and MinVen Inc., which are engaged in the development of precious metal properties. EVC also owns 24% of the Class A shares of Lloyd George Management (B.V.I.) Limited, a registered investment adviser. EVC, BMR, Eaton Vance and EV may also enter into other businesses.

              EVC and its affiliates and their officers and employees from time to time have transactions with various banks, including the custodian of the Portfolio, Investors Bank & Trust Company. It is Eaton Vance's opinion that the terms and conditions of such transactions were not and will not be influenced by existing or potential custodial or other relationships between the Portfolio and such banks.

              Custodian. Investors Bank & Trust Company ("IBT"), 89 South Street, Boston, Massachusetts, acts as custodian for the Portfolio. IBT has the custody of all of the Portfolio's assets, maintains the general ledger of the Portfolio, and computes the daily net asset value of interests in the Portfolio. In such capacity it attends to details in connection with the sale, exchange, substitution or transfer of, or other dealings with, the Portfolio's investments, receives and disburses all funds, and performs various other ministerial duties upon receipt of proper instructions from the Portfolio. IBT charges fees which are competitive within the industry. A portion of the fee relates to custody, bookkeeping and valuation services and is based upon a percentage of Portfolio net assets and a portion of the fee relates to activity charges, primarily the number of portfolio transactions. These fees are then reduced by a credit for cash balances of the particular investment company at the custodian equal to 75% of the 91-day, U.S. Treasury Bill auction rate applied to the particular investment company's average daily collected balances for the week. Landon T. Clay, a Director of EVC and an officer, Trustee or Director of other entities in the Eaton Vance organization, owns approximately 13% of the voting stock of Investors Financial Services Corp., the holding company parent of IBT. Management believes that such ownership does not create an affiliated person relationship between the Portfolio and IBT under the 1940 Act. For the fiscal year ended September 30, 1995, the Portfolio paid IBT $187,581 for its services as custodian.

              Independent Certified Public Accountants. Deloitte & Touche LLP, 125 Summer Street, Boston, Massachusetts, are the independent certified public accountants of the Portfolio, providing audit services, tax return preparation, and assistance and consultation with respect to the preparation of filings with the Securities and Exchange Commission.

     Item 17.  Brokerage Allocation and Other Practices

              Decisions concerning the execution of portfolio security transactions, including the selection of the market and the executing firm, are made by BMR. BMR is also responsible for the execution of transactions for all other accounts managed by it.

              BMR places the portfolio security transactions of the Portfolio and of all other accounts managed by it for execution with many firms. BMR uses its best efforts to obtain execution of portfolio security transactions at prices that are advantageous to the Portfolio and at reasonably competitive spreads or (when a disclosed commission is being charged) at reasonably competitive commission rates. In seeking such execution, BMR will use its best judgment in evaluating the terms of a transaction and will give consideration to various relevant factors including, without limitation, the size and type of the transaction, the nature and character of the market for the security, the confidentiality, speed and certainty of effective execution required for the transaction, the general execution and operational capabilities of the executing firm, the reputation, reliability, experience and financial condition of the firm, the value and quality of the services rendered by the firm in this and other transactions, and the reasonableness of the spread or commission, if any. Municipal obligations purchased and sold by the Portfolio are generally traded in the over-the-counter market on a net basis (i.e., without commission) through broker-dealers and banks acting for their own account rather than as brokers, or otherwise involve transactions directly with the issuer of such obligations. Such firms attempt to profit from such transactions by buying at the bid price and selling at the higher asked price of the market for such obligations, and the difference between the bid and asked prices is customarily referred to as the spread. The Portfolio may also purchase municipal obligations from underwriters, the cost of which may include undisclosed fees and
     concessions to  the  underwriters.    While  it  is  anticipated  that  the
     Portfolio will not pay significant brokerage commissions in connection with such portfolio security transactions, on occasion it may be necessary or appropriate to purchase or sell a security through a broker on an agency basis, in which case the Portfolio will incur a brokerage commission. Although spreads or commissions on portfolio security transactions will, in the judgment of BMR, be reasonable in relation to the value of the services provided, spreads or commissions exceeding those that another firm might charge may be paid to firms who were selected to execute transactions on behalf of the Portfolio and BMR's other clients for providing brokerage and research services to BMR.

              As authorized in Section 28(e) of the Securities Exchange Act of 1934, a broker or dealer who executes a portfolio transaction on behalf of the Portfolio may receive a commission that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if BMR determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. This determination may be made either on the basis of that particular transaction or on the basis of overall responsibilities that BMR and its affiliates have for accounts over which they exercise investment discretion. In making any such determination, BMR will not attempt to place a specific dollar value on the brokerage and research services provided or to determine what portion of the commission should be related to such services. Brokerage and research services may include advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities; furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts; effecting securities transactions and performing functions incidental thereto (such as clearance and settlement); and the "Research Services" referred to in the next paragraph.

              It  is a common  practice of the investment  advisory industry and of the advisers of investment companies, institutions and other investors to receive research, statistical and quotation services, data, information and other services, products and materials that assist such advisers in the performance of their investment responsibilities ("Research Services") from broker-dealer firms that execute portfolio transactions for the clients of such advisers and from third parties with which such broker-dealers have arrangements. Consistent with this practice, BMR receives Research Services from many broker-dealer firms with which BMR places the Portfolio's transactions and from third parties with which these broker-dealers have arrangements. These Research Services include such matters as general economic and market reviews, industry and company reviews, evaluations of securities and portfolio strategies and transactions and recommendations as to the purchase and sale of securities and other portfolio transactions, financial, industry and trade publications, news and information services, pricing and quotation equipment and services, and research oriented computer hardware, software, data bases and services. Any particular Research Service obtained through a broker-dealer may be used by BMR in connection with client accounts other than those accounts that pay commissions to such broker-dealer. Any such Research Service may be broadly useful and of value to BMR in rendering investment advisory services to all or a significant portion of its clients, or may be relevant and useful for the management of only one client's account or of only a few clients' accounts, or may be useful for the management of merely a segment of certain clients' accounts, regardless of whether any such account or accounts paid commissions to the broker-dealer through which such Research Service was obtained. The advisory fee paid by the Portfolio is not reduced because BMR receives such Research Services. BMR evaluates the nature and quality of the various Research Services obtained through broker-dealer firms and attempts to allocate sufficient commissions to such firms to ensure the continued receipt of Research Services that BMR believes are useful or of value to it in rendering investment advisory services to its clients.

              Subject to the requirement that BMR shall use its best  efforts to seek and execute portfolio security transactions at advantageous prices and at reasonably competitive spreads or commission rates, BMR is authorized to consider as a factor in the selection of any firm with whom portfolio orders may be placed the fact that such firm has sold or is selling shares of any investment company sponsored by BMR or Eaton Vance. This policy is not inconsistent with a rule of the National Association of Securities Dealers, Inc., which rule provides that no firm that is a member of the Association shall favor or disfavor the distribution of shares of any particular investment company or group of investment companies on the basis of brokerage commissions received or expected by such firm from any source.

              Municipal obligations considered as investments for the Portfolio may also be appropriate for other investment accounts managed by BMR or its affiliates. BMR will attempt to allocate equitably portfolio security transactions among the Portfolio and the portfolios of its other investment accounts purchasing municipal obligations whenever decisions are made to purchase or sell securities by the Portfolio and one or more of such other accounts simultaneously. In making such allocations, the main factors to be considered are the respective investment objectives of the Portfolio and such other accounts, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment by the Portfolio and such accounts, the size of investment commitments generally held by the Portfolio and such accounts and the opinions of the persons responsible for recommending investments to the Portfolio and such accounts. While this procedure could have a detrimental effect on the price or amount of the securities available to the Portfolio from time to time, it is the opinion of the Trustees of the Portfolio that the benefits available from the BMR organization outweigh any disadvantage that may arise from exposure to simultaneous transactions.

              For the fiscal year ended September 30, 1995, for the period from April 1, 1994 to the fiscal year ended September 30, 1994, and for the period from the start of business, May 3, 1993, to March 31, 1994, the Portfolio paid no brokerage commissions on portfolio transactions.

     Item 18.  Capital Stock and Other Securities

              Under the Portfolio's Declaration of Trust, the Trustees are authorized to issue interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon dissolution of the Portfolio, the Trustees shall liquidate the assets of the Portfolio and apply and distribute the proceeds thereof as follows: (a) first, to the payment of all debts and obligations of the Portfolio to third parties including, without limitation, the retirement of outstanding debt, including any debt owed to holders of record of interests in the Portfolio ("Holders") or their affiliates, and the expenses of liquidation, and to the setting up of any reserves for contingencies which may be necessary; and (b) second, in accordance with the Holders' positive Book Capital Account balances after adjusting Book Capital Accounts for certain allocations provided in the Declaration of Trust and in accordance with the requirements described in Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). Notwithstanding the foregoing, if the Trustees shall determine that an immediate sale of part or all of the assets of the Portfolio would cause undue loss to the Holders, the Trustees, in order to avoid such loss, may, after having given notification to all the Holders, to the extent not then prohibited by the law of any jurisdiction in which the Portfolio is then formed or qualified and applicable in the circumstances, either defer liquidation of and withhold from distribution for a reasonable time any assets of the Portfolio except those necessary to satisfy the Portfolio's debts and obligations or distribute the Portfolio's assets to the Holders in liquidation. Interests in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Interests in the Portfolio may not be transferred. Certificates representing an investor's interest in the Portfolio are issued only upon the written request of a Holder.

              Each  Holder is entitled  to vote  in proportion to the  amount of its interest in the Portfolio. Holders do not have cumulative voting rights. The Portfolio is not required and has no current intention to hold annual meetings of Holders, but the Portfolio will hold meetings of Holders when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters to a vote of Holders at a meeting. Any action which may be taken by Holders may be taken without a meeting if Holders holding more than 50% of all interests entitled to vote (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust of the Portfolio) consent to the action in writing and the consents are filed with the records of meetings of Holders.

              The Portfolio's Declaration of Trust may be amended by vote of Holders of more than 50% of all interests in the Portfolio at any meeting of Holders or by an instrument in writing without a meeting, executed by a majority of the Trustees and consented to by the Holders of more than 50% of all interests. The Trustees may also amend the Declaration of Trust (without the vote or consent of Holders) to change the Portfolio's name or the state or other jurisdiction whose law shall be the governing law, to supply any omission or cure, correct or supplement any ambiguous, defective or inconsistent provision, to conform the Declaration of Trust to applicable Federal law or regulations or to the requirements of the

     Code, or to change, modify or rescind any provision, provided that such change, modification or rescission is determined by the Trustees to be necessary or appropriate and not to have a materially adverse effect on the financial interests of the Holders. No amendment of the Declaration of Trust which would change any rights with respect to any Holder's interest in the Portfolio by reducing the amount payable thereon upon liquidation of the Portfolio may be made, except with the vote or consent of the Holders of two-thirds of all interests. References in the Declaration of Trust and in Part A or this Part B to a specified percentage of, or fraction of, interests in the Portfolio, means Holders whose combined Book Capital Account balances represent such specified percentage or fraction of the combined Book Capital Account balance of all, or a specified group of, Holders.

              The Portfolio may merge or consolidate with any other corporation, association, trust or other organization or may sell or exchange all or substantially all of its assets upon such terms and conditions and for such consideration when and as authorized by the Holders of (a) 67% or more of the interests in the Portfolio present or represented at the meeting of Holders, if Holders of more than 50% of all interests are present or represented by proxy, or (b) more than 50% of all interests, whichever is less. The Portfolio may be terminated (i) by the affirmative vote of Holders of not less than two-thirds of all interests at any meeting of Holders or by an instrument in writing without a meeting, executed by a majority of the Trustees and consented to by Holders of not less than two-thirds of all interests, or (ii) by the Trustees by written notice to the Holders.

              In accordance with the Declaration of Trust, there normally will be no meetings of the investors for the purpose of electing Trustees unless and until such time as less than a majority of the Trustees holding office have been elected by investors. In such an event, the Trustees of the Portfolio then in office will call an investors' meeting for the election of Trustees. Except for the foregoing circumstances, and unless removed by action of the investors in accordance with the Portfolio's Declaration of Trust, the Trustees shall continue to hold office and may appoint successor Trustees.


              The Declaration of Trust provides that no person shall serve as a Trustee if investors holding two-thirds of the outstanding interests have removed him from that office either by a written declaration filed with the Portfolio's custodian or by votes cast at a meeting called for that purpose. The Declaration of Trust further provides that under certain circumstances, the investors may call a meeting to remove a Trustee and that the Portfolio is required to provide assistance in communicating with investors about such a meeting.


              The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate interest in the Portfolio. The Portfolio intends to maintain fidelity and errors and omissions insurance deemed adequate by the Trustees. Therefore, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance exists and the Portfolio itself is unable to meet its obligations.

              The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

     Item 19.  Purchase, Redemption and Pricing of Securities

              Interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933. See "Purchase of Interests in the Portfolio" and "Redemption or Decrease of Interest" in Part A.

     Item 20.  Tax Status

              The Portfolio has been advised by tax counsel that, provided the Portfolio is operated at all times during its existence in accordance with certain organizational and operational documents, the Portfolio should be classified as a partnership under the Internal Revenue Code of 1986, as amended (the "Code"), and it should not be a "publicly traded partnership" within the meaning of Section 7704 of the Code. Consequently, the Portfolio does not expect that it will be required to pay any federal income tax, and a Holder will be required to take into account in determining its federal income tax liability its share of the Portfolio's income, gains, losses, deductions and tax preference items.


              Under Subchapter K of the Code, a partnership is considered to be either an aggregate of its members or a separate entity depending upon the factual and legal context in which the question arises. Under the aggregate approach, each partner is treated as an owner of an undivided interest in partnership assets and operations. Under the entity approach, the partnership is treated as a separate entity in which partners have no direct interest in partnership assets and operations. The Portfolio has been advised by tax counsel that, in the case of a Holder that seeks to qualify as a RIC, the aggregate approach should apply, and each such Holder should accordingly be deemed to own a proportionate share of each of the assets of the Portfolio and to be entitled to the gross income of the Portfolio attributable to that share for purposes of all requirements of Sections 851(b) and 852(b)(5) of the Code. Further, the Portfolio has been advised by tax counsel that each Holder that seeks to qualify as a

     RIC should be deemed to hold its proportionate share of the Portfolio's assets for the period the Portfolio has held the assets or for the period the Holder has been an investor in the Portfolio, whichever is shorter. Investors should consult their tax advisers regarding whether the entity or the aggregate approach applies to their investment in the Portfolio in light of their particular tax status and any special tax rules applicable to them.


              In order to enable a Holder in the Portfolio that is otherwise eligible to qualify as a RIC, the Portfolio intends to satisfy the requirements of Subchapter M of the Code relating to sources of income and diversification of assets as if they were applicable to the Portfolio and to allocate and permit withdrawals in a manner that will enable a Holder that is a RIC to comply with those requirements. The Portfolio will allocate at least annually to each Holder its distributive share of the Portfolio's net taxable (if any) and tax-exempt investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit in a manner intended to comply with the Code and applicable Treasury regulations. Tax counsel has advised the Portfolio that the Portfolio's allocations of taxable income and loss should have "economic effect" under applicable Treasury regulations.


              To the  extent the  cash  proceeds of  any withdrawal  (or,  under certain circumstances, such proceeds plus the value of any marketable securities distributed to an investor) ("liquid proceeds") exceed a Holder's adjusted basis of his interest in the Portfolio, the Holder will generally realize a gain for federal income tax purposes. If, upon a complete withdrawal (redemption of the entire interest), the Holder's adjusted basis of his interest exceeds the liquid proceeds of such withdrawal, the Holder will generally realize a loss for federal income tax purposes. The tax consequences of a withdrawal of property (instead of or in addition to liquid proceeds) will be different and will depend on the specific factual circumstances. A Holder's adjusted basis of an interest in the Portfolio will generally be the aggregate prices paid therefor (including the adjusted basis of contributed property and any gain recognized on such contribution), increased by the amounts of the Holder's distributive share of items of income (including interest income exempt from federal income tax) and realized net gain of the Portfolio, and reduced, but not below zero, by (i) the amounts of the Holder's distributive share of items of Portfolio loss, and (ii) the amount of any cash distributions (including distributions of interest income exempt from federal income tax and cash distributions on withdrawals from the Portfolio) and the basis to the Holder of any property received by such Holder other than in liquidation, and (iii) the Holder's distributive share of the Portfolio's nondeductible expenditures not properly chargeable to capital account. Increases or decreases in a Holder's share of the Portfolio's liabilities may also result in corresponding increases or decreases in such adjusted basis. Distributions of liquid proceeds in excess of a Holder's adjusted basis in its interest in the Portfolio immediately prior thereto generally will result in the recognition of gain to the Holder in the amount of such excess.


              The Portfolio may acquire zero coupon or other securities issued with original issue discount. As the holder of those securities, the Portfolio must account for the original issue discount (even on municipal securities) that accrues on the securities during the taxable year, even if it receives no corresponding payment on the securities during the year. Because each Holder that is a RIC must distribute annually substantially all of its investment company taxable income and net tax-exempt income, including any original issue discount, to qualify for treatment as a RIC, any such Holder may be required in a particular year to distribute as an "exempt-interest dividend" an amount that is greater than its pro-portionate share of the total amount of cash the Portfolio actually receives. Those distributions will be made from the Holder's cash assets, if any, or from its proportionate share of the Portfolio's cash assets or the proceeds of sales of the Portfolio's securities, if necessary. The Portfolio may realize capital gains or losses from those sales, which would increase or decrease the investment company taxable income and/or net capital gain (the excess of net long-term capital gain over net short-term capital loss) of a Holder that is a RIC. In addition, any such gains may be realized on the disposition of securities held for less than three months. Because of the Short-Short Limitation (defined below), any such gains would reduce the Portfolio's ability to sell other securities, or options or futures contracts, held for less than three months that it might wish to sell in the ordinary course of its portfolio management.


              Investments in lower rated or unrated securities may present special tax issues for the Portfolio and hence to an investor in the Portfolio to the extent actual or anticipated defaults may be more likely with respect to such securities. Tax rules are not entirely clear about issues such as when the Portfolio may cease to accrue interest, original issue discount, or market discount; when and to what extent deductions may be taken for bad debts or worthless securities; how payments received on obligations in default should be allocated between principal and income; and whether exchanges of debt obligations in a workout context are taxable.


              In order for a Holder that is a RIC to be entitled to pay the tax-exempt interest income the Portfolio allocates to it as exempt-interest dividends to its shareholders, the Holder must satisfy certain requirements, including the requirement that, at the close of each quarter of its taxable year, at least 50% of the value of its total assets consists of obligations the interest on which is excludable from gross income under Section 103(a) of the Code. The Portfolio intends to concentrate its investments in such tax-exempt obligations to an extent that will enable a RIC that invests its investable assets in the Portfolio to satisfy this 50% requirement.

              Interest on certain municipal obligations is treated as a tax preference item for purposes of the federal alternative minimum tax. Holders that are required to file federal income tax returns are required to report tax-exempt interest allocated to them by the Portfolio on such returns.

              From time to time proposals have been introduced before Congress for the purpose of restricting or eliminating the federal income tax exemption for interest on certain types of municipal obligations, and it can be expected that similar proposals may be introduced in the future. Under federal tax legislation enacted in 1986, the federal income tax exemption for interest on certain municipal obligations was eliminated or restricted. As a result of such legislation, the availability of municipal obligations for investment by the Portfolio and the value of the Portfolio may be affected.

              In  the course  of  managing  its investments,  the  Portfolio may realize some short-term and long-term capital gains (and/or losses) as a result of market transactions, including sales of portfolio securities and rights to when-issued securities and options and futures transactions. The Portfolio may also realize taxable income from certain short-term taxable obligations, securities loans, a portion of original issue discount with respect to certain stripped municipal obligations or their stripped coupons and certain realized accrued market discount. Any allocations of such capital gains or other taxable income to Holders would be taxable to Holders that are subject to tax. However, it is expected that such amounts, if any, would normally be insubstantial in relation to the tax-exempt interest earned by the Portfolio.


              The Portfolio's transactions in options and futures contracts will be subject to special tax rules that may affect the amount, timing and character of its items of income, gain or loss and hence the allocations of such items to investors. For example, certain positions held by the Portfolio on the last business day of each taxable year will be marked to market (i.e., treated as if closed out on such day), and any resulting gain or loss will generally be treated as 60% long-term and 40% short-term capital gain or loss. Certain positions held by the Portfolio that substantially diminish the Portfolio's risk of loss with respect to other positions in its portfolio may constitute "straddles," which are subject to tax rules that may cause deferral of Portfolio losses, adjustments in the holding period of Portfolio securities and conversion of short-term into long-term capital losses.


              Income from transactions in options and futures contracts derived by the Portfolio with respect to its business of investing in securities will qualify as permissible income for its Holders that are RICs under the requirement that at least 90% of a RIC's gross income each taxable year consist of specified types of income. However, income from the dispo-sition by the Portfolio of options and futures contracts held for less than three months will be subject to the requirement applicable to those

     Holders that less than 30% of a RIC's gross income each taxable year consist of certain short-term gains ("Short-Short Limitation").


              If the Portfolio satisfies certain requirements, any increase in value of a position that is part of a "designated hedge" will be offset by any decrease in value (whether realized or not) of the offsetting hedging position during the period of the hedge for purposes of determining whether the  Holders  that are  RICs  satisfy the  Short-Short  Limitation.
     Thus, only the net gain (if any) from the designated hedge will be included in gross income for purposes of that limitation. The Portfolio will consider whether it should seek to qualify for this treatment for its hedging transactions. To the extent the Portfolio does not so qualify, it may be forced to defer the closing out of options and futures contracts beyond the time when it otherwise would be advantageous to do so, in order for Holders that are RICs to continue to qualify as such.

              Interest on indebtedness incurred or continued by an investor to purchase or carry an investment in the Portfolio is not deductible to the extent it is deemed attributable to the investor's investment, through the Portfolio, in tax-exempt obligations. Further, persons who are "substantial users" (or persons related to "substantial users") of facilities financed by industrial development or private activity bonds should consult their tax advisers before investing in the Portfolio. "Substantial user" is defined in applicable Treasury regulations to include a "non-exempt person" who regularly uses in trade or business a part of a facility financed from the proceeds of industrial development bonds and would likely be interpreted to include private activity bonds issued to finance similar facilities.

              An entity that is treated as a partnership under the Code, such as the Portfolio, is generally treated as a partnership under state and local tax laws, but certain states may have different entity classification criteria and may therefore reach a different conclusion. Entities that are classified as partnerships are not treated as separate taxable entities under most state and local tax laws, and the income of a partnership is considered to be income of partners both in timing and in character. The exemption of interest income for federal income tax purposes does not necessarily result in exemption under the income or tax laws of any state or local taxing authority. The laws of the various states and local taxing authorities vary with respect to the taxation of such interest income, as well as to the status of a partnership interest under state and local tax laws, and each holder of an interest in the Portfolio is advised to consult his own tax adviser.

              The foregoing discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies and financial institutions. Investors should consult their own tax advisers with respect to special tax rules that may apply in their particular situations, as well as the state, local or foreign tax consequences of investing in the Portfolio.

     Item 21.  Underwriters

              The   placement   agent  for   the   Portfolio   is   Eaton  Vance
     Distributors, Inc., which receives no compensation for serving in this capacity. Investment companies, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.


     Item 22.  Calculation of Performance Data

     Not applicable.

     Item 23.  Financial Statements

              The following audited financial statements of the Portfolio, which are included in the Annual Report to Shareholders of EV Marathon California Municipals Fund for the fiscal year ended September 30, 1995, are incorporated by reference into this Part B and have been so incorporated in reliance upon the report of Deloitte and Touche LLP, independent certified public accountants, as experts in accounting and auditing.


              Portfolio of Investments as of September 30, 1995
              Statement of Assets and Liabilities as of September 30, 1995 Statement of Operations for the fiscal year ended September 30, 1995
              Statement of Changes in Net Assets for the fiscal year ended September 30, 1995, for the six months ended September 30, 1994, and for the period from the start of business, May 3, 1993, to March 31, 1994
              Supplementary Data for the fiscal year ended September 30, 1995, for the six months ended September 30, 1994, and for the period from the start of business, May 3, 1993, to March 31, 1994
              Notes to Financial Statements
              Independent Auditors' Report


              For  purposes  of  the EDGAR  filing  of  this  amendment  to  the
     Portfolio's registration statement, the Portfolio incorporates by reference the above audited financial statements of the Portfolio contained in the Annual Report to Shareholders of EV Marathon California Municipals Fund for the fiscal year ended September 30, 1995, as previously filed electronically with the Securities and Exchange Commission (Accession Number 0000950135-95-002502).

                                       APPENDIX

                          Description of Securities Ratings+

                           Moody's Investors Service, Inc.

     Municipal Bonds

     Aaa: Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     Aa: Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long term risk appear somewhat larger than the Aaa securities.

     A: Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

     Baa: Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

     Ba: Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate and thereby not well safeguarded during other good and bad times over the future. Uncertainty of position characterizes bonds in this class.


     ---------------
     + The ratings indicated herein are believed to be the most recent ratings available at the date of this Registration Statement for the securities listed. Ratings are generally given to securities at the time of issuance. While the rating agencies may from time to time revise such ratings, they undertake no obligation to do so, and the ratings indicated do not necessarily represent ratings which would be given to these securities on the date of the Portfolio's fiscal year end.

     B: Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

     Caa: Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

     Ca: Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

     C: Bonds which are rated C are the lowest rated class of bonds, and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

     Absence of Rating: Where no rating has been assigned or where a rating has been suspended or withdrawn, it may be for reasons unrelated to the quality of the issue.

     Should no rating be assigned, the reason may be one of the following:

              1.      An application for rating was not received or accepted.
              2.      The issue  or issuer belongs  to a group  of securities or companies that are not rated as a matter of policy.
              3.      There is a  lack of essential data pertaining to the issue or issuer.
              4. The issue was privately placed, in which case the rating is not published in Moody's publications.

     Suspension or withdrawal may occur if new and material circumstances arise, the effects of which preclude satisfactory analysis; if there is no longer available reasonable up-to-date data to permit a judgment to be formed; if a bond is called for redemption; or for other reasons.

     Note: Moody's applies numerical modifiers, 1, 2, and 3 in each generic rating classification from Aa through B in its corporate bond rating system. The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

     Municipal Short-Term Obligations

     Ratings: Moody's ratings for state and municipal short-term obligations will be designated Moody's Investment Grade or (MIG). Such rating recognizes the differences between short term credit risk and long term risk. Factors affecting the liquidity of the borrower and short term cyclical elements are critical in short term ratings, while other factors of major importance in bond risk, long term secular trends for example, may be less important over the short run.

     A short term rating may also be assigned on an issue having a demand feature, variable rate demand obligation (VRDO). Such ratings will be designated as VMIGI, SG or if the demand feature is not rated, NR. A short term rating on issues with demand features are differentiated by the use of the VMIGI symbol to reflect such characteristics as payment upon periodic demand rather than fixed maturity dates and payment relying on external liquidity. Additionally, investors should be alert to the fact that the source of payment may be limited to the external liquidity with no or limited legal recourse to the issuer in the event the demand is not met.

     Commercial Paper

     Moody's commercial paper ratings are opinions of the ability of issuers to repay punctually promissory obligations not having an original maturity in excess of 365 days.

     Issuers (or supporting institutions) rated Prime-1 (P-1) have a superior ability for repayment of senior short-term debt obligations. Prime-1 or P-1 repayment ability will often be evidenced by many of the following characteristics:

       -      Leading market positions in well established industries.

       -      High rates of return on funds employed.

       - Conservative capitalization structure with moderate reliance on debt and ample asset protection.

       - Broad margins in earnings coverage of fixed financial charges and high internal cash generation.

       - Well established access to a range of financial markets and assured sources of alternate liquidity.

     Prime-2

     Issuers (or supporting institutions) rated Prime-2 (P-2) have a strong ability for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above, but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

     Prime-3

     Issuers (or supporting institutions) rated Prime-3 (P-3) have an acceptable ability for repayment of senior short-term obligations. The effect of industry characteristics and market compositions may be more pronounced. Variability in earnings and profitability may result in changes in the level of debt protection measurements and may require relatively high financial leverage. Adequate alternate liquidity is maintained.

                                  Standard & Poor's

     Investment Grade

     AAA: Debt rated  AAA has the highest rating  assigned by S&P.   Capacity to
     pay interest and repay principal is extremely strong.

     AA: Debt rated AA has a very strong capacity to pay interest and differs from the highest rated issues only in small degree.

     A: Debt rated A has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

     BBB: Debt rated BBB is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher rated categories.

     Speculative Grade

     Debt rated BB, B, CCC, CC, and C is regarded as having predominantly speculative characteristics with respect to capacity to pay interest and repay principal. BB indicates the least degree of speculation and C the highest. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major exposures to adverse conditions.

     BB: Debt rated BB has less near-term vulnerability to default than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to inadequate capacity to meet timely interest and principal payments. The BB rating category is also used for debt subordinated to senior debt that is assigned an actual or implied BBB- rating.

     B: Debt rated B has a greater vulnerability to default but currently has the capacity to meet interest payments and principal repayments. Adverse business, financial, or economic conditions will likely impair capacity or willingness to pay interest and repay principal. The B rating category is also used for debt subordinated to senior debt that is assigned an actual or implied BB or BB- rating.

     CCC: Debt rated CCC has a currently identifiable vulnerability to default, and is dependent upon favorable business, financial, and economic conditions to meet timely payment of interest and repayment of principal. In the event of adverse business, financial, or economic conditions, it is not likely to have the capacity to pay interest and repay principal. The CCC rating category is also used for debt subordinated to senior debt that is assigned an actual or implied B or B- rating.

     CC: The rating CC is typically applied to debt subordinated to senior debt which is assigned an actual or implied CCC debt rating.

     C: The rating C is typically applied to debt subordinated to senior debt which is assigned an actual or implied CCC- debt rating. The C rating may be used to cover a situation where a bankruptcy petition has been filed, but debt service payments are continued.

     C1: The Rating C1 is reserved for income bonds on which no interest is being paid.

     D: Debt rated D is in payment default. The D rating category is used when interest payments or principal payments are not made on the date due even if the applicable grace period has not expired, unless S&P believes that such payments will be made during such grace period. The D rating also will be used upon the filing of a bankruptcy petition if debt service payments are jeopardized.

     Plus (+) or Minus (-): The ratings from AA to CCC may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

     p: The letter "p" indicates that the rating is provisional. A provisional rating assumes the successful completion of the project being financed by the debt being rated and indicates that payment of debt service requirements is largely or entirely dependent upon the successful and timely completion of the project. This rating, however, while addressing credit quality subsequent to completion of the project, makes no comment on the likelihood of, or the risk of default upon failure of such completion. The investor should exercise his own judgment with respect to such likelihood and risk.

     L: The letter "L" indicates that the rating pertains to the principal amount of those bonds to the extent that the underlying deposit collateral is insured by the Federal Deposit Insurance Corp. and interest is adequately collateralized. In the case of certificates of deposit the letter "L" indicates that the deposit, combined with other deposits, being held in the same right and capacity, will be honored for principal and accrued pre-default interest up to the federal insurance limits within 30 days after closing of the insured institution or, in the event that the deposit is assumed by a successor insured institution, upon maturity.

     NR: NR indicates no rating has been requested, that there is insufficient information on which to base a rating, or that S&P does not rate a particular type of obligation as a matter of policy.

     Municipal Notes

     S&P's note ratings reflect the liquidity concerns and market access risks unique to notes. Notes due in 3 years or less will likely receive a note rating. Notes maturing beyond 3 years will most likely receive a long-term debt rating. The following criteria will be used in making that assessment:

       - Amortization schedule (the larger the final maturity relative to other maturities the more likely it will be treated as a note).

       - Sources of payment (the more dependent the issue is on the market for its refinancing, the more likely it will be treated as a note).

     Note rating symbols are as follows:

     SP-1: Strong  capacity  to  pay  principal  and  interest.    Those  issues
     determined to possess very strong characteristics will be given a plus(+) designation.

     SP-2: Satisfactory capacity to pay principal and interest with some vulnerability to adverse financial and economic changes over the terms of the note.

     SP-3: Speculative capacity to pay principal and interest.

     Commercial Paper

     S&P's commercial paper ratings are a current assessment of the likelihood of timely payment of debts considered short-term in the relevant market.

     A: Issues assigned this highest rating are regarded as having the greatest capacity for timely payment. Issues in this category are delineated with the numbers 1, 2 and 3 to indicate the relative degree of safety.

     A-1: This designation  indicates that the degree of safety regarding timely
     payment is strong.   Those issues  determined to  possess extremely  strong
     safety characteristics are denoted with a plus (+) sign designation.

     A-2:  Capacity  for timely  payment  on  issues  with  this designation  is
     satisfactory.   However, the relative  degree of safety  is not as high  as for issues designated "A-1".

     A-3: Issues carrying this designation have adequate capacity for timely payment. They are, however, more vulnerable to the adverse effects of changes in circumstances than obligations carrying the higher designations.

     B: Issues rated "B" are regarded as having only speculative capacity for timely payment.

     C: This rating is assigned to short term debt obligations with doubtful capacity for payment.

     D: Debt rated 'D' is in payment default. The 'D' rating category is used when interest payments or principal payments are not made on the date due, even if the applicable grace period had not expired, unless S&P believes that such payments will be made during such grace period.

                            Fitch Investors Service, Inc.

     Investment Grade Bond Ratings

     AAA: Bonds considered to be investment grade and of the highest credit quality. The obligor has an exceptionally strong ability to pay interest and repay principal, which is unlikely to be affected by reasonably foreseeable events.

     AA: Bonds considered to be investment grade and of very high credit quality. The obligor's ability to pay interest and repay principal is very strong, although not quite as strong as bonds rated 'AAA'. Because bonds rated in the 'AAA' and 'AA' categories are not significantly vulnerable to foreseeable future developments, short-term debt of these issuers is generally rated 'F-1+'.

     A: Bonds considered to be investment grade and of high credit quality. The obligors ability to pay interest and repay principal is considered to be strong, but may be more vulnerable to adverse changes in economic conditions and circumstances than bonds with higher ratings.

     BBB: Bonds considered to be investment grade and of satisfactory credit quality. The obligor's ability to pay interest and repay principal is considered to be adequate. Adverse changes in economic conditions and circumstances, however, are more likely to have adverse impact on these bonds, and therefore, impair timely payment. The likelihood that the ratings of these bonds will fall below investment grade is higher than for bonds with higher ratings.

     High Yield Bond Ratings

     BB: Bonds are considered speculative. The obligor's ability to pay interest and repay principal may be affected over time by adverse economic changes. However, business and financial alternatives can be identified that could assist the obligor in satisfying its debt service requirements.

     B: Bonds are considered highly speculative. While bonds in this class are currently meeting debt service requirements, the probability of continued timely payment of principal and interest reflects the obligor's limited margin of safety and the need for reasonable business and economic activity throughout the life of the issue.

     CCC:  Bonds  have  certain  identifiable  characteristics   which,  if  not
     remedied, may  lead to default.   The ability to  meet obligations requires
     an advantageous business and economic environment.

     CC: Bonds are minimally protected. Default in payment of interest and/or principal seems probable over time.

     C: Bonds are in imminent default in payment of interest or principal.

     DDD, DD, and D: Bonds are in default on interest and/or principal payments. Such bonds are extremely speculative and should be valued on the basis of their ultimate recovery value in liquidation or reorganization of the obligor. `DDD' represents the highest potential for recovery on these bonds, and `D' represents the lowest potential for recovery.

     Plus (+) or Minus (-): The ratings from AA to C may be modified by the addition of a plus or minus sign to indicate the relative position of a credit within the rating category.

     NR: Indicates that Fitch does not rate the specific issue.

     Conditional: A conditional rating is premised on the successful completion of a project or the occurrence of a specific event.

     Investment Grade Short-Term Ratings

     Fitch's short-term ratings apply to debt obligations that are payable on demand or have original maturities of generally up to three years, including commercial paper, certificates of deposit, medium-term notes, and municipal and investment notes.

     F-1+: Exceptionally Strong  Credit Quality.   Issues  assigned this  rating
     are regarded as having the strongest degree of assurance for timely payment.

     F-1: Very Strong Credit Quality. Issues assigned this rating reflect an assurance of timely payment only slightly less in degree than issues rated 'F-1+'.

     F-2: Good Credit Quality. Issues carrying this rating have a satisfactory degree of assurance for timely payment, but the margin of safety is not as great as the `F-1+' and `F-1' categories.

     F-3: Fair Credit Quality. Issues carrying this rating have characteristics suggesting that the degree of assurance for timely payment is adequate; however, near-term adverse change could cause these securities to be rated below investment grade.

                                   * * * * * * * *

     Notes: Bonds which are unrated expose the investor to risks with respect to capacity to pay interest or repay principal which are similar to the risks of lower-rated speculative bonds. The Portfolio is dependent on the Investment Adviser's judgment, analysis and experience in the evaluation of such bonds.

     Investors should note that the assignment of a rating to a bond by a rating service may not reflect the effect of recent developments on the issuer's ability to make interest and principal payments.

                                       PART C


     Item 24.  Financial Statements and Exhibits

              (a)     Financial Statements

                      The financial statements called for by this Item are incorporated by reference in Part B and listed in Item 23 hereof.

              (b)     Exhibits

                      1. (a) Declaration of Trust dated May 1, 1992 filed herewith.

                               (b) Amendment to the Declaration of Trust dated June 13, 1994 filed herewith.

                               (c) Amendment to the Declaration of Trust dated December 8, 1995 filed herewith.


                      2. By-Laws of the Registrant as adopted May 1, 1992 filed herewith.


                      5.       Investment   Advisory   Agreement   between   the
                               Registrant and Boston Management and Research dated October 13, 1992 filed herewith.


                      6.       Placement  Agent  Agreement   with  Eaton   Vance
                               Distributors,   Inc.  dated  May  3,  1993  filed
                               herewith.


                      8.       (a)   Custodian Agreement  with Investors  Bank &
                               Trust Company dated May 3, 1993 filed herewith.


                               (b) Amendment to the Custodian Agreement dated October 23, 1995 filed herewith.


                      13. Investment representation letter of Eaton Vance Investment Trust (on behalf of Eaton Vance California Municipals Fund) dated April 12, 1993 filed herewith.

     Item 25.  Persons Controlled by or under Common Control with Registrant

              Not applicable.

     Item 26.  Number of Holders of Securities

                           (1)                        (2)
                                                   Number of
                      Title of Class            Record Holders
                                         As of January 15, 1996

                       Interests                       6


     Item 27.  Indemnification

              Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as Exhibit 1(a) hereto.

              The Trustees and officers of the Registrant and the personnel of the Registrant's investment adviser are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940.

     Item 28.  Business and Other Connections

              To the knowledge of the Portfolio, none of the trustees or officers of the Portfolio's investment adviser, except as set forth on its Form ADV as filed with the Securities and Exchange Commission, is engaged in any other business, profession, vocation or employment of a substantial nature, except that certain trustees and officers also hold various positions with and engage in business for affiliates of the investment adviser.

     Item 29.  Principal Underwriters

              Not applicable.

     Item 30.  Location of Accounts and Records

              All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are in the possession and custody of the Registrant's custodian, Investors Bank & Trust Company, 89 South Street, Boston, MA 02111, and its transfer agent, First Data Investor Services Group, Inc., 53 State Street, Boston, MA 02104, with the exception of certain corporate documents and portfolio trading documents which are in the possession and custody of the Registrant's investment adviser at 24 Federal Street, Boston, MA 02110. The
     Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Registrant's investment adviser.

     Item 31.  Management Services

              Not applicable.

     Item 32.  Undertakings

              Not applicable.

                                     SIGNATURES

              Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to the Registration
     Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 25th day of January, 1996.


                                       CALIFORNIA MUNICIPALS PORTFOLIO

                                       By: /s/ Thomas J. Fetter
                                           --------------------------
                                                Thomas J. Fetter
                                                President

                                  INDEX TO EXHIBITS


     Exhibit No.               Description of Exhibit


     1.       (a)  Declaration of Trust dated May 1, 1992.

              (b)  Amendment to the Declaration of Trust dated June 13, 1994.

              (c)   Amendment to  the  Declaration of  Trust dated  December  8,
              1995.


     2.       By-Laws of the Registrant as adopted May 1, 1992.


     5. Investment Advisory Agreement between the Registrant and Boston Management and Research dated October 13, 1992.


     6. Placement Agent Agreement with Eaton Vance Distributors, Inc. dated May 3, 1993.


     8.       (a)    Custodian Agreement  with  Investors Bank  & Trust  Company dated May 3, 1993.


              (b)  Amendment to the Custodian Agreement dated October 23, 1995.


     13. Investment representation letter of Eaton Vance Investment Trust (on behalf of Eaton Vance California Municipals Fund) dated April 12, 1993.